UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
AMENDMENT NO. 3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADVANCED CANNABIS SOLUTIONS, INC
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation or organization)

1389

(Primary Standard Industrial Classification Code Number)

4445 Northpark Drive, Suite 102
Colorado Springs, CO 80907
20-8096131	(719) 590-1414
(IRS Employer I.D.	(Address, including zip code, and telephone number
Number)	including area of principal executive offices)

Robert L. Frictel
4445 Northpark Drive, Suite 102
Colorado Springs, Colorado 80907
(719) 590-1414

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Gregory Sichenzia, Esq.
Arthur S. Marcus, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway – 32nd Floor
New York, NY 10006
(212) 930-9700

As soon as practicable after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐               Accelerated filer ☐

 Non-accelerated filer ☐               Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock (2)

Total	3,364,700	$7.25	$24,394,075	$3,142

(1)	Offering price computed in accordance with Rule 457 (c).
(2)	Shares of common stock offered by selling shareholders.
(*)	Previously paid.

Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance as a result of any stock dividends, stock splits or similar transactions.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

ADVANCED CANNABIS SOLUTIONS, INC.
Common Stock

By means of this prospectus a number of our shareholders are offering to sell up to 3,364,700 shares of our common stock which are issuable upon the exercise of outstanding warrants or the conversion of notes.

Our common stock trades under the symbol “CANN” on an unsolicited basis in the grey market.  On July 22, 2014, the closing price of our common stock was $5.00.

The shares owned by selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

Although we will receive proceeds if any of our warrants are exercised, we will not receive any proceeds from the sale of the common stock by the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

The date of this prospectus is ___________, 2014.

PROSPECTUS SUMMARY

We were incorporated on November 12, 1987 in Colorado, under the name Promap Corporation.  Until August 2013 our primary business involved the sale of maps to the oil and gas industry.

On August 14, 2013, we acquired 94% of Advanced Cannabis Solutions, Inc., (“ACS”) a private Colorado corporation.  On October 1, 2013 we changed our name to Advanced Cannabis Solutions, Inc.

On November 19, 2013 we acquired the remaining 973,000 outstanding shares of ACS in exchange for the issuance of 973,000 shares of our common stock to the former shareholders of ACS.  In connection with the transaction, we issued 973,000 Series A warrants to the former ACS shareholders in exchange for a like number of warrants held by the former ACS shareholders.  The Series A warrants we issued have the same terms as the warrants exchanged by the former ACS shareholders.

We plan to lease growing space and related facilities to licensed marijuana growers and dispensary owners for their operations. Additionally, we plan to provide a variety of services to the cannabis industry, such as compliance support and consulting.

The Offering

By means of this prospectus, a number of our shareholders/warrant holders are offering to sell:

●	up to 973,000 shares of our common stock which they acquired in connection with our acquisition of Advanced Cannabis Solutions, Inc.;

●	up to 973,000 shares of our common stock which they may receive upon the exercise of our Series A warrants;

●	up to 376,000 shares of our common stock which they may receive upon the conversion of notes;

●	up to 42,700 shares of our common stock issuable upon the exercise of Series B warrants we issued to the placement agent for our offering of convertible notes; and

●	up to 1,000,000 shares of common stock issuable upon the exercise of Series C warrants we sold to Full Circle Capital Corporation.

See the section of this prospectus entitled “Selling Shareholders” for more information.

The purchase of the securities offered by this prospectus involves a high degree of risk.  Risk factors include the lack of any relevant operating history, losses since we were incorporated, the possible need for us to sell shares of our common stock or other securities to raise capital.  In addition, our auditors, in their report on our financial statements for the period ended December 31, 2013 expressed substantial doubt as to our ability to continue in business.  See the “Risk Factors” section of this prospectus below for additional Risk Factors.

Forward-Looking Statements

This prospectus contains or incorporates by reference forward-looking statements, concerning our financial condition, results of operations and business.  These statements include, among others:

●	statements concerning the benefits that we expect will result from the business activities that we contemplate; and

●	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as “believes”, “expects”, “anticipates”, “estimates” or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements.  Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied.  We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus.

To the extent, the information contained in this prospectus, changes in any material respect, we will amend this prospectus.

RISK FACTORS

This section of the prospectus discloses all material risks known to us.  We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock.  In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.  If any of the risks discussed below materialize, our common stock could decline in value or become worthless.

We have a limited operating history and may never be profitable.  Since we recently commenced operations under our new business plan, it is difficult for potential investors to evaluate our business. We will need to raise additional capital in order to fund our operations.  There can be no assurance that we will be profitable or that the shares which may be sold in this offering will have any value.

There is substantial doubt about our ability to continue as a going concern.  Our financial statements have been prepared on a going concern basis which assumes we will be able to realize its assets and discharge our liabilities in the normal course of business for the foreseeable future.  We incurred a loss since Inception (June 5, 2013) resulting in an accumulated deficit of $(1,284,825) as of March 31, 2014 and further losses are anticipated in the development of our business.

Our ability to continue as a going concern is dependent upon our becoming profitable in the future and, or, obtaining the necessary financing to meet our obligations and repay its liabilities arising from normal business operations when they come due. There is no guarantee that we will be successful in achieving these objectives.

We may be unable to acquire the properties that are critical to our proposed business.  Our business plan involves the acquisition of properties which will be leased to marijuana growers.    There can be no assurance that we will be able to obtain the capital needed to purchase any properties.

Our failure to obtain capital may significantly restrict our proposed operations.  We need capital to operate and fund our business plan.  We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering.  The failure of us to obtain the capital which it requires may result in the slower implementation of our business plan.

Our proposed business is dependent on laws pertaining to the marijuana industry. Continued development of the marijuana industry is dependent upon continued legislative authorization of marijuana at the state level.  Any number of factors could slow or halt progress in this area.  Further, progress, while encouraging, is not assured.  While there may be ample public support for legislative action, numerous factors impact the legislative process.  Any one of these factors could slow or halt use of marijuana, which would negatively impact our proposed business.

As of July 22, 2014, 21 states and the District of Columbia allow its citizens to use medical marijuana.  Additionally, voters in the states of Colorado and Washington approved ballot measures last November to legalize cannabis for adult use.  The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana.   However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws.  Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly.  Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and its shareholders.

Further, and while we do not intend to harvest, distribute or sell cannabis, by leasing facilities to growers of marijuana, we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

The marijuana industry faces strong opposition.  It is believed by many that large well-funded businesses may have a strong economic opposition to the marijuana industry.  We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue.  For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies.  Further, the medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products.  The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement.  Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have a detrimental impact on our proposed business.

Marijuana remains illegal under Federal law.  Marijuana is a schedule-I controlled substance and is illegal under federal law.  Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law.  Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with its business plan.

Potential users of our proposed facility may have difficulty accessing the service of banks, which may make it difficult for them to operate.  Since the use of marijuana is illegal under federal law, there is a compelling argument that banks cannot accept for deposit funds from businesses involved with marijuana.  Consequently, businesses involved in the marijuana industry often have trouble finding a bank willing to accept their business.  The inability to open bank accounts may make it difficult for potential tenants of our proposed facility to operate.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations.  Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter its business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on its operations.  In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business.  We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on its business.

Potential competitors could duplicate our business model.  There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names.  As a result, potential competitors could duplicate our business model with little effort.

We are dependent on its management and the loss of any of its officers could harm our business.  Our future success depends largely upon the experience, skill, and contacts of our officers.  The loss of the services of these officers may have a material adverse effect upon our business.

Since the market price for our common stock is volatile, investors may not be able to sell any of their shares at a profit.  The market price of our common stock has been highly volatile and the market has from time to time experienced significant price and volume fluctuations that are unrelated to our operating performance. Between August 15, 2013, and June 10, 2014 our stock price has ranged from a low of $1.50 per share to a high of $64.64 per share. Factors such as whether we are able to identify and purchase properties and government regulation may have a significant effect on the future market price of our common stock.

Quotation of our stock on the OTC Bulletin Board was suspended on March 28, 2014 due to a suspension of trading order issued by the Securities and Exchange Commission.  Since April 10, 2014, our common stock has traded under the symbol “CANN” on an unsolicited basis in the grey market and, as of the date hereof, the quotation of our common stock on the OTC Bulletin Board had not resumed.  The market for securities traded on the grey market is generally less liquid and more volatile than securities traded on the OTC Bulletin Board or on the platform maintained by the OTC Markets Group. Fluctuations in market prices are not uncommon. No assurance can be given that the grey market for our common stock will continue.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the Securities and Exchange Commission which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors.  For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale.  The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system).  The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

MARKET FOR OUR COMMON STOCK.

Quotation of our stock on the OTC Bulletin Board began on August 15, 2013.  Trading was suspended on March 28, 2014 due to a suspension of trading order issued by the Securities and Exchange Commission.  Since April 10, 2014 our common stock has traded under the symbol “CANN” on an unsolicited basis in the grey market and the quotation of our common stock on the OTC Bulletin Board had not resumed as of the date hereof.

Shown below is the range of high and low sales prices for our common stock as reported by the OTC Bulletin Board for the periods presented.

Quarter Ended	High	Low

September 30, 2013	$5.75	$1.60
December 31, 2013	$4.10	$1.91
March 31, 2014	$48.38	$4.10
June 30, 2014	$22.40	$8.44

As of July 22, 2014, the closing price of our common stock was $5.00.

As of July 22, 2014, we had 13,438,933 outstanding shares of common stock and 89 shareholders of record.

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors.  Our Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend.  No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.  We currently intend to retain any future earnings to finance future growth.  Any future determination to pay dividends will be at the discretion of the board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors considers relevant.

Our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock.  The provisions in the Articles of Incorporation relating to the preferred stock allow directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of common stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by management.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION

We were incorporated on November 12, 1987 in Colorado, under the name Promap Corporation.  Prior to December 2013, we made hard copy and digital format maps for the oil and gas industry.  During that period of time, most of our sales were to a Company controlled by our Chief Executive Officer On August 14, 2013, we acquired 94% of Advanced Cannabis Solutions Inc., a private Colorado corporation.  On November 19, 2013, we acquired the remaining shares of Advanced Cannabis Solutions.

During the years ended December 31, 2012 and 2013 we provided hard copy and digital format oil and gas production to oil and gas companies in the United States and Canada.  Our maps covered various geologic basins in numerous areas including:  Denver Basin, Powder River Basin, Michigan Basin, Williston Basin, Arkoma Basin, Illinois Basin, Cincinnati Arch, Uintah - Piceance Basins and The Nevada Basin.  We also provided maps of the North American Coal Basin and Coal Bed Methane Activity and North American Devonian - Mississippian Shale Map with detailed pipeline locations. On December 31, 2013 we sold our oil and gas mapping business to our former Chief Executive Officer in consideration for his agreement to assume all liabilities associated with the mapping business.

Since August 2013, our core activity has been to provide sophisticated services and solutions to the regulated cannabis industry throughout the United States by leasing growing space and related facilities to licensed marijuana growers and dispensary owners for their operations.  Tenants will pay rent and other fees to us for the use of the properties, all in compliance with applicable local and state laws and regulations.  Additionally, we plan to provide a variety of services to the marijuana industry.

Our initial focus will be on opportunities within Colorado, which has allowed its citizens to use medical marijuana since 2000. Voters in Colorado recently approved a ballot measure in November 2013 to legalize marijuana for recreational adult use.

The following discussion analyzes our financial condition and summarizes the results of operations for the period ended December 31, 2013.  This discussion and analysis should be read in conjunction with our financial statements included as part of this prospectus.

While we do not intend to harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the Federal or state governments.

The acquisition of Advanced Cannabis Solutions was accounted for as a reverse acquisition and recapitalization using accounting principles applicable to reverse acquisition.  Under this type of accounting ACS is considered to have acquired us.  Consequently, ACS’ financial results are disclosed for the period of inception (June 5, 2013) through December 31, 2013, while our financial results have only been consolidated with those of ACS from August 14, 2013, forward.

Results of Operations

Period of inception (June 5, 2013) through December 31, 2013

We did not have any revenues for the period from inception through December 31, 2013.  This lack of revenue was primarily due to the development stage status of the Company.

Our general and administrative expenses were $53,265 for the period from inception to December 31, 2013. The expenses were related to travel, conference fees, and memberships.

Our payroll expenses were $108,588 for the period from inception to December 31, 2013.  These expenses consisted of two officers’ salaries and wages for a part-time administrative employee.

Our professional fees expenses were $391,132 for the period from inception to December 31, 2013.  These payments consisted of $86,854 of legal fees, $21,491 of accounting fees, and $256,175 of consulting fees related to the formation and start-up of the Company.  The consulting fees consisted of $64,000 paid to a contractor, who provided capital formation advice, and the balance was used for professional assistance in the formation of the company.

Our office expenses were $8,269 for the period from inception to December 31, 2013.  These expenses paid for our monthly rent and miscellaneous office supplies.

We had a loss on an option of $150,000 that we had acquired to purchase real estate in Boulder, Colorado.  The option expired, unexercised, and consequently we wrote off the full cost of the option.

Three months ended March 31, 2014

Revenues for the three months ended March 31, 2014 were $48,765. Tenant rental income related to our property near Pueblo, Colorado was $28,765 and we recognized $20,000 from a consulting contract.

Operating expenses for the three months ended March 31, 2014 consisted of general and administrative expenses of $54,476, primarily for corporate expenses including insurance premiums, travel and promotion, and website maintenance, payroll and related expenses of $105,135 for staff salaries and our share of health insurance premiums, professional fees of $82,516, primarily legal and accounting and audit fees, office expenses of $7,689, and depreciation expense of $3,116.

During the three months ended March 31, 2014 we incurred other expenses of $369,696 which were comprised of amortized debt discount of $320,422 and accrued interest expense of $49,274 on our convertible notes.

 Liquidity and Capital Resources

Our sources and (uses) of funds for the period from inception through December 31, 2013 are shown below:

Net cash provided by (used in) operations	(488,192)
Purchase and cancellation of common stock	(100,000)
Purchase of option to acquire real property	(150,000)
Purchase of property	(282,753)
Sale of common stock and warrants	985,400
Sale of convertible notes	530,000
Debt acquisition costs	(66,140)

During the period from June 5, 2013 (Inception) to December 31, 2013, we raised net funding of $1,349,260 through the sale of common stock, warrants, and convertible notes.  Of this amount, $100,000 was used to purchase 8,000,000 shares of our common stock from a former officer, $432,753 was used to purchase real estate and an option to acquire property, and $488,192 was used to cover our operating losses.

Our sources and (uses) of funds for the three months ended March 31, 2014 are shown below:

Net cash provided by (used in) operations	$(330,777)
Purchase of property and equipment	$(8,250)
Sale of warrants	500,000
Loan repayment	(943)
Sale of convertible notes, net of debt issuance costs	1,412,400
Deferred financing costs	(115,000)

During the three months ended March 31, 2014 we generated $1,412,400, net of debt issuance costs, from the issuance of convertible notes and $500,000 from the sale of 1,000,000 Series C warrants.  We paid $115,000 in deferred financing costs and $943 in principal repayments on our 8 1/2% convertible notes.

During the current period, we also used $8,250 to make improvements to our property in Pueblo County, Colorado.

At March 31, 2014, we had cash on hand of $1,884,866, other current assets of $55,407, and current liabilities of $38,740.

Our continued operations will depend on being able to raise additional capital in order to execute our business plan.

During August and September 2013, we sold 973,000 units at a price of $1.00 per unit.  Each unit consisted of one share of our common stock and one Series A warrant.  Each Series A warrant entitles the holder to purchase one share of our common stock at a price of $10.00 per share.  On March 31, 2014, four note holders with a combined note balance of $255,000 converted these notes into 51,733 shares of our common stock.

During December 2013 and January 2014, we sold convertible promissory notes in the principal amount of $2,135,000 to 34 accredited investors.  The notes bear interest at 12% per year, payable quarterly, mature on October 31, 2018 and are convertible into shares of our common stock, initially at a conversion price of $5.00 per share.

On January 21, 2014, we signed an agreement with Full Circle Capital Corporation, a closed-end investment company.  The agreement provides that Full Circle will initially provide $7.5 million to us in the form of Senior Secured Convertible Notes.

Full Circle will provide us with the $7.5 million when:

●	Full Circle agrees on the location of the property to be purchased;

●	The property’s appraised value is satisfactory to Full Circle;

●	A Phase I environmental inspection is completed to the satisfaction of Full Circle; and

●	We are able to provide a first priority lien on the property to Full Circle.

We can borrow an additional $22.5 million with the mutual agreement of us and Full Circle.

At least 95% of any loan proceeds will be used to acquire properties which we will lease to licensed marijuana growers.

The six-year loan will be secured by real estate acquired with the loan proceeds and will require interest-only payments at a rate of 12% per year.

The initial loan can, at any time, be converted into shares of our common stock at a conversion price of $5.00 per share.  It is contemplated that further advances will be convertible at 110% of the market price of our stock on the day of advance, or the ten-day volume-weighted average price prior to the day of advance, whichever is lower.

The funding of the loan is subject to the execution of additional documents between the parties.

Full Circle also purchased, for $500,000, warrants which allow Full Circle to purchase up to 1,000,000 shares of our common stock at any time on or prior to January 21, 2017 at a price of $5.50 per share.

As discussed in the “Business” section of this prospectus, on December 31, 2013 we purchased a property in Pueblo County, Colorado for $450,000.  The purchase price was paid with cash of $280,000 and a promissory note in the principal amount of $170,000. The promissory note is amortized over 15 years with the balance outstandning repayable in full after 5 years. The note bears interest at 8.5% per year and is payable in monthly installments of principal and interest in the amount of $1,674.  All unpaid principal and interest is due December 31, 2018.  The note is convertible at any time on or before the maturity date at $5.00 per common share.

In connection with the purchase, we agreed with the tenant of the property to begin construction of a 9,000 sq. ft. light deprivation greenhouse on the property.  On June 19, 2014 we received final approval from the county of Pueblo to begin construction.  Construction costs for the greenhouse are budgeted at $400,000, Foundation work and site security upgrades are expected to begin in July 2014.

We intend to fund the construction costs with our cash on hand (approximately $1,600,000 as of June 30, 2014).  The construction costs will place a burden on our liquidity. Depending on the availability of additional capital, we may construct up to four additional greenhouses on this property.

We plan to lease growing space and related facilities to licensed marijuana growers and dispensary owners for their operations. However we must first acquire the properties which we plan to lease.  The number of properties which will be able to acquire will be directly related to the amount of capital we are able to raise.

Trends

The construction costs discussed above, will increase our costs and may require us to raise additional capital. Except for our agreement with Full Circle, we do not have any commitments or arrangements from any person to provide us with any additional capital.  We may not be successful in raising the capital we will need.

Other than as disclosed above, we do not know of any:

●	trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

●	trends, demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, any material increase or decrease in liquidity; or

●	significant changes in expected sources and uses of cash.

Contractual Obligations

The following shows our contractual obligations as of March 31, 2014, which reflects the notes that were converted into shares of our common stock on March 31, 2014.

	Amounts Due in
Description	Total	2014	2015	2016	2017	2018	Thereafter

12% convertible notes	$1,880,000	-	-	-	-	$1,880,000	$-
Mortgage on Pueblo Building	$169,057	$15,067	$20,089	$20,089	$20,089	$93,723	$-
Office Rental	$82,600	$19,000	$26,700	$29,400	$7,500	$-	$-
Leasehold Improvements	$400,000	$400,000

Critical Accounting Policies

See Note 2 to the financial statements included as part of this prospectus for a description of our critical accounting policies and the potential impact of the adoption of any new accounting pronouncements.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

On August 14, 2013, we acquired approximately 94% of the outstanding common stock of Advanced Cannabis Solutions, Inc. (“ACS”) in exchange for 12,400,000 shares of our common stock.
In connection with the acquisition:

●	Robert Frichtel was appointed as a director and as our Principal Executive and Financial Officer;

●	Robert Lopesino was appointed as our Vice President;

●	Steven Tedesco and Robert Carrington, Jr., resigned as our officers and directors; and

●	we purchased 8,000,000 shares of common stock from a former officer and caused these shares to be returned to treasury and cancelled.

On October 1, 2013 we changed our name to Advanced Cannabis Solutions, Inc.  On November 19, 2013 we acquired the remaining shares of Advanced Cannabis Solutions.

We have two wholly owned subsidiaries: ACS Colorado Corp and Advanced Cannabis Solutions Corporation.  Unless otherwise indicated all references to us include the operations of ACS Colorado Corp and Advanced Cannabis Solutions Corporation.  Advanced Cannabis Solutions Corporation has one wholly owned subsidiary: ACS Corp.

We plan to provide sophisticated services and solutions to the regulated cannabis industry throughout the United States by first acquiring, and then leasing, growing space and related facilities to licensed marijuana growers and dispensary owners for their operations.  Tenants will pay rent and other fees to us for the use of the properties, all in compliance with applicable local and state laws and regulations.  We plan to provide a variety of other services to the cannabis industry.

Our initial focus will be on opportunities within Colorado, which has allowed its citizens to use medical marijuana since 2000.  Voters in Colorado approved a ballot measure in November 2012 to legalize marijuana for adult use.

Starting Jan 1, 2014, adult Colorado citizens and visiting adults can purchase marijuana without any medical licenses.

On December 31, 2013 we purchased a property in Pueblo County, Colorado for $450,000.  The property, which is located in a suburb of Pueblo, Colorado, consists of approximately three acres of land, a 5,000 square foot steel building, and a parking lot.

The purchase price was paid with cash of $280,000 and a promissory note in the principal amount of $170,000.   The note bears interest at 8.5% per year and is payable in monthly installments of principal and interest in the amount of $1,674.  All unpaid principal and interest is due December 31, 2018.  This note is amortized over 15 years with a maturity date of December 31, 2018. The note is convertible into shares of common stock at any time on or before the maturity date at a conversion price of $5.00 per common share.

The property is zoned for growing marijuana and is leased to a medical marijuana grower until December 31, 2022.

The monthly rent on this property is as follows:

Month (1)	Rent

1	-0-
2-6	$4,500
7-12	$15,492
13-18	$15,670
19-24	$9,031
25-36	$9,584
37-48	$9,396
49-60	$9,584
61-72	$9,775
73-84	$9,971
85-95	$10,170
96-___	$14,670

(1)	Beginning January 1, 2014.

In addition to the monthly rent, the tenant will pay all property taxes and insurance associated with the property.

We also agreed with the tenant to begin construction of an 9,000 sq. ft. light deprivation greenhouse on the property.  On June 19, 2014 we received final approval from the county of Pueblo to begin construction.  Construction costs for the greenhouse are budgeted at $400,000 and will be funded from our existing cash on hand (approximately $1,600,000 at June 30, 2014), which will place a burden on our liquidity. Foundation work and site security upgrades are expected to begin in July 2014.

Once construction is completed, rent will increase by $100,000 annually for the duration of the lease.  During the construction phase, the tenant will pay us a discounted rent for the time required for the construction of the greenhouse.  Normal rent payments will commence once a final Certificate of Occupancy is issued.

Depending on the availability of additional capital, we may construct up to four additional greenhouses on this property.

We have identified four properties that are currently under review for purchase and leaseback to licensed marijuana growers in Colorado.  These projects include the purchase and leaseback of existing, currently operating facilities, as well as proposed new construction projects.  These opportunities are in Denver and Pueblo counties, Colorado and can be purchased/constructed in the range of $750,000 to $5 million for each project.

Our future plans will be dependent upon our ability to raise the capital required to acquire properties.

Market Conditions

According to the Colorado Department of Revenue, Colorado’s marijuana industry reported $45 million in recreational and medical marijuana in sales in January 2014, putting marijuana sales on pace to exceed $540 million for the year ending December 31, 2014.

The national regulated marijuana market is estimated to be between $2 -$3 billion in 2014 and is expected to increase to $6 billion by 2018.

In Colorado, the market was expanded in January 2014 to include adult use, including visitors from other states.  Voters in Washington recently approved a ballot measure to legalize cannabis for adult use.  Many experts predict that other states will follow Colorado and Washington in enacting legislation or approving ballot measures that expand the permitted use of cannabis.

Government Regulation

Marijuana is a Schedule-I controlled substance and is illegal under federal law.  Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal laws.

A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse.  The Department of Justice defines Schedule 1 controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.”  If the federal government decides to enforce the Controlled Substances Act in Colorado with respect to marijuana, persons that are charged with distributing, possessing with intent to distribute, or growing marijuana could be subject to fines and terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

As of July 22, 2014, 21 states and the District of Columbia allow its citizens to use Medical Marijuana.  Additionally, voters in the states of Colorado and Washington approved ballot measures last November to legalize cannabis for adult use.  The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana.   However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws.  Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly.  Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us.  While we do not intend to harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the Federal or state governments.

Despite the Obama administration’s statements, the Department of Justice has stated that it will continue to enforce the Controlled Substance Act with respect to marijuana in Colorado to prevent:

●	the distribution of marijuana to minors;

●	criminal enterprises, gangs and cartels receiving revenue from the sale of marijuana;

●	the diversion of marijuana from states where it is legal under state law to other states;

●	state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

●	violence and the use of firearms in the cultivation and distribution of marijuana;

●	driving while impaired and the exacerbation of other adverse public health consequences associated with marijuana use;

●	the growing of marijuana on public lands; and

●	marijuana possession or use on federal property.

General

Our offices are located at 4445 North Park Dr. #102, Colorado Springs, CO 80907. We lease this space for $2,000 per month until April 2017.

As of July 22 2014, we had five full time employees and one part time employee.

MANAGEMENT

Our current officers and directors are listed below. Directors are generally elected at an annual shareholders’ meeting and hold office until the next annual shareholders’ meeting, or until their successors are elected and qualified.  Executive officers are elected by directors and serve at the board’s discretion.

Name	Age	Position

Robert L. Frichtel	50	Chief Executive Officer and Director
Roberto Lopesino	36	Vice President
Christopher Taylor	60	Chief Financial and Accounting Officer

Information regarding our officers is shown below.

Robert L.  Frichtel, was appointed a director and as our Chief Executive Officer on August 14, 2013.  Mr. Frichtel served as a managing partner of IBC Capital Group, a commercial real estate and finance company, since 2002.  Between 1999 and 2001, Mr.  Frichtel was the president and Chief Operating Officer of EOS Group, a division of Health Net, a NYSE listed healthcare company.  Since 2001 Mr. Frichtel has consulted for numerous clients throughout the nation that are engaged in the medical marijuana business and has written articles for Bloomberg business regarding the cannabis industry.  Mr. Frichtel received a Bachelor of Science degree in business administration from Colorado State University in 1985.

Roberto Lopesino was appointed Vice President on August 14, 2013.  Since March 2013,  has  operated a  consulting business that studies and monitors the medical  marijuana market in Colorado and consults to the  industry on market  pricing and trends.  Since April 2011, Mr. Lopesino has operated a non-brokered commodities market for the commercial production of medical grade marijuana.  Between August 2010 and March 2011, he was the owner and manager of North Boulder Wellness Center in Boulder, Colorado, a multi-site medical dispensary and producer of marijuana. Between November 2007 and March 2010, Mr. Lopesino operated and managed a company specializing in deep powder snowcat and heli skiing in the San Juan mountain range of Colorado. In February 2006, Mr.  Lopesino founded, and until December 2007 operated, a multilingual title company specializing in real estate document preparation and closings.  Mr. Lopesino studied engineering at Purdue University and the University of Colorado in Boulder.

Mr. Taylor was appointed as our Chief Financial and Accounting Officer September 23, 2013.  Mr. Taylor is a Certified Public Accountant and has operated his own public accounting practice since July of 2001.  Since 2010 Mr. Taylor has provided accounting services to approximately 50 marijuana dispensary clients in Colorado and Washington.

We believe that Mr. Frichtel is qualified to act as our director due to his past experience in commercial real estate and the marijuana industry.

The following table shows the compensation we paid to our officers for the years ended December 31, 2013 and 2012:

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $	All Other Compensation $	Total $
Robert Frichtel, Chief Executive Officer (1)	2013	49,118	--	--	--	--	49,118

Roberto Lopesino Vice President (1)	2013	31,500	--	--	--	--	31,500

Christopher Taylor Chief Financial Officer (2)	2013	15,398	--	--	--	--	15,398

Steven Tedesco (3) President and Chief	2013	--	--	--	--	--	--
Executive Officer	2012	--	--	--	--	--	--

Robert W. Carington, Jr. Chief Financial Officer (4)	2013	--	--	--	--	--	--
	2012	--	--	--	--	--	--

(1)  Mr. Frichtel and Mr. Lopesino were appointed officers on August 14, 2013.

(2)  Mr. Taylor was appointed an officer on September 23, 2013.

(3)  Mr. Tedesco resigned as an officer and director on August 14, 2013.

(4)  Mr. Carrington resigned as an officer and director on August 14, 2013.

The following shows the amounts we expect to pay to our officers and directors during the twelve months ending December 31, 2014 and the amount of time these persons expect to devote to us.

Name	Projected Compensation	Percent of Time to be Devoted to the Our Business
Robert L. Frichtel	$108,000	100%
Roberto Lopesino	$108,000	100%
Christopher Taylor	$108,000	100%

We do not have employment agreements with any of our officers.

Stock Option and Stock Bonus Plans.  We do not have any stock option plans, although we may adopt one or more of such plans in the future.

Long-Term Incentive Plans. We do not provide our officers or employees with pension, stock appreciation rights or long-term incentive plans.

Employee Pension, Profit Sharing or other Retirement Plans.  We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Compensation of Directors.  During the two years ended December 31, 2013, we did not compensate our directors for acting as such.

Compensation Committee Interlocks and Insider Participation.  Robert Frichtel, our only director, acts as our compensation committee.  During the year ended December 31, 2013 none of our officers was a member of the compensation committee or a director of another entity, which other entity had one of its executive officers serving as one of our directors or as a member of our compensation committee.

Related Party Transactions

On June 30, 2013 ACS sold 1,000,000 shares of its common stock to Robert Frichtel and 1,150,000 shares of its common stock to Roberto Lopesino at a price of $0.001 per share.  On June 30, 2013 ACS also sold 10,250,000 shares of its common stock to an unaffiliated group of private investors at a price of $0.001 per share.  On August 14, 2013, the shareholders of ACS exchanged 12,400,000 shares of their ACS for 12,400,000 shares of our common stock.

Subsequently, one unaffiliated person which received 2,000,000 shares in August 2013 transferred 100,000 shares to Christopher Taylor and 150,000 to another non-affiliated shareholder.  The remaining 1,750,000 shares held by this person were returned to treasury and cancelled on January 14, 2014.

During the period from June 5, 2013 to December 31, 2013, sales of $8,362 were made to Admiral Bay Resources and Running Foxes Petroleum, Inc., companies controlled by Steven Tedesco, our Chief Executive Officer at that time.  During the period from June 5, 2013 to December 31, 2013, we paid employees of Atoka Colabs, LLC, $762 for producing the maps we sold.  Atoka is also controlled by Mr. Tedesco. Both the revenue and employee expenses are classified as discontinued operations in the Statement of Operations.

During the two years ended December 31, 2013 and 2012 we paid Running Foxes Petroleum $-0- and $6,024 respectively, for office rent under a verbal arrangement.

PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our common stock as of the date of this prospectus by (i) each person whom we know beneficially owns more than 5% of the outstanding shares of its common stock; (ii) each of our officers; (iii) each of our directors; and (iv) all the officers and directors as a group.  Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock. Unless otherwise indicated, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended, and includes voting or investment power with respect to shares beneficially owned.

Name and Address	Number of Shares	Percentage of Class

Robert L. Frichtel (1)	1,000,000	7.4%

Roberto Lopesino (1)	1,150,000	8.5%

Christopher Taylor (1)	100,000	0.7%

All officers and directors as a group (three persons)	2,250,000	16.0%

Stephen Calandrella (2)	1,200,000	8.9%
7750 N. Union Blvd., # 201
Colorado Springs, CO 80920

BGBW, LLC (3)	2,500,000	18.6%
GTC House
18 Station Rd.
Chesham Bucks HP5 1DH
GB

(1)  Address for this person is 4445 Northpark Drive, Suite 102, Colorado Springs, CO  80907.
(2)  Includes 600,000 shares held by the Rockies Fund.  Mr. Calandrella disclaims beneficial ownership of the shares owned by the Rockies Fund.
(3)  BGBW, LLC is controlled by Michael Kelsey.

SELLING SHAREHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus.

On August 14, 2013, we acquired 12,400,000 shares of Advanced Cannabis Solutions, Inc., (“ACS”) a private Colorado corporation, in exchange for 12,400,000 shares of our common stock.

On November 19, 2013 we acquired the remaining 973,000 outstanding shares of ACS in exchange for the issuance of 973,000 shares of our common stock to the former shareholders of ACS.  In connection with the transaction, we issued 973,000 Series A warrants to the former ACS shareholders in exchange for a like number of warrants held by the former ACS shareholders.  The Series A warrants we issued have the same terms as the warrants exchanged by the former ACS shareholders.

The selling shareholders named below acquired their shares and Series A warrants in connection with our November 19, 2013 acquisition of the remaining shares of ACS.

		Shares Issuable
		upon the	Shares to be
Name of Selling	Shares	Exercise of	Sold in this	Ownership
Shareholder	Owned	Series A Warrants	Offering	After Offering
				--
Tan, Erol Larson	5,000	5,000	10,000	--
Orrick, Peter M.	12,000	12,000	24,000	--
Michael, Edward A.	25,000	25,000	50,000	--
Irons, Henry C. Jr.	10,000	10,000	20,000	--
Jamieson, Raeleen B.	5,000	5,000	10,000	--
Guest, Alexander M.	15,000	15,000	30,000	--
Hynes, Gabriel W.	10,000	10,000	20,000	--
Vaughn Family LLC	50,000	50,000	100,000	--
Craig, Ann Robinette	10,000	10,000	20,000	--
Jannelli, Gilbert G.	25,000	25,000	50,000	--
Jannelli, Dominick G.	25,000	25,000	50,000	--
Mackin, Mark	20,000	20,000	40,000	--
Jensen, Michael S.	25,000	25,000	50,000	--

		Shares Issuable
		upon the	Shares to be
Name of Selling	Shares	Exercise of	Sold in this	Ownership
Shareholder	Owned	Series A Warrants	Offering	After Offering

Lackie, Hugh T.	20,000	20,000	40,000	--
Blanchat, Kevin	25,000	25,000	50,000	--
Summers, Jeremy	25,000	25,000	50,000	--
Prazkik, Frank E. Jr.	25,000	25,000	50,000	--
Reed, Amanda	25,000	25,000	50,000	--
Verchick, Peter G.	25,000	25,000	50,000	--
Ferro, Frank & Irene	10,000	10,000	20,000	--
Topliff, James F.	25,000	25,000	50,000	--
Cork Investments, Inc.	5,000	5,000	10,000	--
Lenhart, Craig	25,000	25,000	50,000	--
Chapman, Stephen R.	10,000	10,000	20,000	--
Drozd, Hamilton Edward	10,000	10,000	20,000	--
Vaughn, Cyrus	50,000	50,000	100,000	--
Black, Thomas A.	25,000	25,000	50,000	--
Carr, Douglas	5,000	5,000	10,000	--
Meyers, Robert C.	10,000	10,000	20,000	--
Smith, Laurence D.	5,000	5,000	10,000	--
Culbertson, Jeffrey G.	5,000	5,000	10,000	--
Emerald Barbajo	5,000	5,000	10,000	--
GKG Investments LLC	25,000	25,000	50,000	--
McKeown, Wendy Ruth	15,000	15,000	30,000	--
Datsopoulos, Milton	35,000	35,000	70,000	--
Yakely, Heather	5,000	5,000	10,000	--
Doudney, Nathan	25,000	25,000	50,000	--
Andres, Fabian	10,000	10,000	20,000	--
Donato, Nicolo	20,000	20,000	40,000	--
Mago, Anu	5,000	5,000	10,000	--
Crowley, John & Patricia	15,000	15,000	30,000	--
Cooper, David	25,000	25,000	50,000	--
Shore, Cody	3,000	3,000	6,000	--
Krull, Chad	10,000	10,000	20,000	--
Miller, Perry	25,000	25,000	50,000	--
Hansen Capital, LP	25,000	25,000	50,000	--
Yelton III, Doran Dean	10,000	10,000	20,000	--
Ben Savy Accounting, Inc.	5,000	5,000	10,000	--
Fitterman, Yaffa	15,000	15,000	30,000	--
DCHCI, LLC	50,000	50,000	100,000	--
Shrira, Aaron	25,000	25,000	50,000	--
Oyster, Matthew	5,000	5,000	10,000	--
Tedesco, Steven	4,000	4,000	8,000	--
Tedesco, Trevor	1,000	1,000	2,000	--

		Shares Issuable
		upon the	Shares to be
Name of Selling	Shares	Exercise of	Sold in this	Ownership
Shareholder	Owned	Series A Warrants	Offering	After Offering

Fitterman, Yaffa	18,000	18,000	36,000	--
Attariwala, Joetey	5,000	5,000	10,000	--
Carr, Douglas	5,000	5,000	10,000	--
O'Brien, Bridgid M.	5,000	5,000	10,000	--
Andersen, Sherry	10,000	10,000	20,000	--

The controlling persons of the non-individual selling shareholders listed above are:

Name of Selling Shareholder	Controlling Person

Vaughn Family LLC	Cyprus Vaughn
Cork Investments, Inc.	Howard Crowley
GKG Investments LLC	D.J. Gregorek
Hansen Capital, LP	E.O. Hansen
Ben Savy Accounting, Inc.	Benjamin Savy
DCHCI, LLC	David R. Coombs

During December 2013 and January 2014 we sold convertible promissory notes in the principal amount of $2,135,000 to 34 accredited investors in connection with a Private offering which began on October 28, 2013.  The notes bear interest at 12% per year, payable quarterly, mature on October 31, 2018 and are convertible into shares of our common stock, initially at a conversion price of $5.00 per share.  During December 2013 and January 2014 the price of our common stock fluctuated from a low of $1.81 to a high of $23.03.  The conversion price of the notes was determined in negotiations between us and the placement agent for the offering and was based upon a premium of approximately 25% to the closing price of our common stock ($3.90 per share) on October 28, 2013, the date the private offering began.  In March 2014, four persons converted notes in the principal amount of $255,000, plus accrued interest of $3,669, into 51,733 shares of our common stock.

The Selling Shareholders named below are offering shares of our common stock which they may receive upon the conversion of their notes.

		Shares Issuable	Shares to be
Name of Selling	Shares	upon Conversion	Sold in this	Ownership
Shareholder	Owned	of Notes	Offering	After Offering

Barnette, Sharon and Sherry	--	8,000	8,000	--
Black, Thomas A	--	10,000	10,000	--
Brooks, Daniel	--	2,000	2,000	--
Buehler, Jason	--	4,000	4,000	--
Clark, Edward	--	10,000	10,000	--
Datsopaulos, Mitton	--	40,000	40,000	--
Eison, Paul	--	6,000	6,000	--
Erickson, Dennis	--	20,000	20,000	--
Goodgoin, Michael	--	10,000	10,000	--
Gorden, Harold	--	5,000	5,000	--
Griffin, Dennis	--	10,000	10,000	--
Griffin, Lynn	--	10,000	10,000	--
Jensen, Michael	--	5,000	5,000	--
K&M Ag Construction	--	4,000	4,000	--
Kaszycki, Deborah	--	2,000	2,000	--
Lazarus, Shulamut	--	20,000	20,000	--
Miller, Perry L.	--	20,000	20,000	--
Moscariello, Michael	--	4,000	4,000	--
Negrin, Alan	--	10,000	10,000	--
Panayotou, Nickitas	--	20,000	20,000	--
Postman, Warren	--	20,000	20,000	--
Rodriguez, Daniel	--	6,000	6,000	--
Smith, Donald	--	4,000	4,000	--
Stinnett, Ken	--	2,000	2,000	--
Taglieri, Joseph	--	2,000	2,000	--
Tedesco, Eleanor H.	--	2,000	2,000	--
Tedesco, Steven	--	6,000	6,000	--
Van Dusen, Donna	--	4,000	4,000	--
VanderPloeg, Andrew	--	60,000	60,000	--
Vaughn, Cyrus	--	40,000	40,000	--
Young, Wayne	--	10,000	10,000	--
		376,000	376,000

The controlling person of K&M ag Construction is Mark Bjustrom.

We paid a commission of $213,500 and a non-accountable expense allowance of $32,100 to the placement agent for the convertible note offering described above. The placement agent also received 213.5 Series B warrants.  Each Series B warrant allows the holder to purchase 200 shares of our common stock at a price of $5.00 per share, for a total of 42,700 shares.  The exercise price of the Series B warrants was the same as the $3.90 conversion price of the notes we sold during December 2013 and January 2014, which was approximately 125% of the prevailing market price at the time the note offering was structured.  The Series B warrants expire on October 31, 2018.

The Selling Shareholder named below is offering shares of our common stock which it may receive upon the exercise of the Series B warrants.

Name of Selling	Shares	Share Issuable upon the Exercise of	Shares to be Sold in this	Ownership
Shareholder	Owned	Series B Warrants	Offering	After Offering

Spencer Edwards, Inc.	--	42,700	42,700	--

The controlling person of the non-individual selling shareholder listed above is:

Name	Controlling Person

Spencer Edwards, Inc.	Donna Flemming

On January 21, 2014, we entered into an agreement with Full Circle Capital Corporation whereby Full Circle agreed to provide us with capital pursuant to certain conditions.  As part of this transaction, we sold Full Circle 1,000,000 Series C warrants.  Each Series C warrant allows Full Circle to purchase one share of our common stock at an exercise price of $5.50 per share at any time on or before January 20, 2017.  Full Circle paid $500,000 for the Series C warrants.  If Full Circle exercised its warrants on July 22, 2014, and sold all of the shares issuable upon the exercise of the warrants at the closing price of our common stock on July 22, 2014 ($5.00), Full Circle would not make any profit.  However, if it sold the shares at a higher price it would make a profit.  For example, if it sold the shares at $7.25 per share, Full Circle would make a profit of $1,250,000, net of the amount paid for its warrants.

The Selling Shareholder named below is offering shares of our common stock which it may receive upon the exercise of the Series C warrants.

Name of Selling	Shares	Share Issuable upon the Exercise of	Shares to be Sold in this	Ownership
Shareholder	Owned	Series B Warrants	Offering	After Offering

Full Circle Capital Corporation	--	1,000,000	1,000,000	--

The controlling person of the non-individual selling shareholder listed above is:

Name	Controlling Person

Full Circle Capital Corporation	Gregg J. Felton/John E. Stuart

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit, in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

The shares of common stock may be sold by one or more of the following methods, without limitation:

●	a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

●	face-to-face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate.  Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.  As to any particular broker-dealer, this compensation might be in excess of customary commissions.  Neither we nor the selling stockholders can presently estimate the amount of such compensation.  Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

The selling shareholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be "underwriters" within the meaning of §2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed.  We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

           The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

We have advised the selling shareholders that they, and any securities broker/dealers or others who sell the common stock or warrants on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933.  We have also advised each selling shareholder that in the event of a "distribution" of the securities owned by the selling shareholder, the selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed.  Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution.  A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods".  We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock.  Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders.  Cumulative voting is not allowed; hence, the holders of a majority of our outstanding shares of common stock can elect all directors.

                   Holders of common stock are entitled to receive such dividends as may be declared by the Board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities.  Our directors are not obligated to declare a dividend.  It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to any additional shares which may be issued in the future.  There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.  All outstanding shares of common stock are fully paid and non-assessable.

Warrants

Series A Warrants

As of the date of this prospectus, we had 973,000 outstanding Series A warrants.  Each Series A warrants entitles the holder to purchase one share of our common stock at a price of $10.00 per share.  The Series A Warrants expire on the earlier of August 1, 2016, or twenty days following written notification from us that our common stock had a closing bid price at or above $12.00 for any ten consecutive trading days.  This condition has been met as of April 30, 2014; however, the Company has chosen not to force this conversion feature at this time.  Our common stock is currently trading in the grey market and, as of the date of this prospectus, the quotation of our common stock on the OTC Bulletin Board has not resumed.

Series B Warrants

As of the date of this prospectus, we had 213.5 Series B warrants outstanding.  Each Series B warrant allows the holder to purchase 200 shares of our common stock at an exercise price of $5.00 per share at any time on or before October 31, 2018, for a total of 42,700 shares.

Series C Warrants.

As of the date of this prospectus, we had 1,000,000 outstanding Series C warrants.  Each Series C warrant allows the holder to purchase one share of our common stock at an exercise price of $5.50 per share at any time on or before January 20, 2017.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock.  Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors.  The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors.  Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by management.  As of the date of this prospectus we had not issued any shares of preferred stock.

Convertible Notes

As of the date of this prospectus, we had outstanding convertible promissory notes in the principal amount of $1,880,000.  The notes bear interest at 12% per year, payable quarterly, mature on October 31, 2018 and are convertible into shares of our common stock, initially at a conversion price of $5.00 per share.

Transfer Agent and Registrar

Our transfer agent is:

Corporate Stock Transfer
3200 Cherry Creek South Drive, Suite 430
Denver, CO 80209
(303) 282-4800

LEGAL PROCEEDINGS

We are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty.  In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus.  This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission.  For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room.

We are subject to the requirements of the Securities and Exchange Act of 1934 and are required to file reports and other information with the Securities and Exchange Commission.  Copies of any such reports and other information filed by us can also be read and copied at the Commission’s Public Reference Room.

The Public Reference Room is located at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding public companies.  The address of the site is http://www.sec.gov.

ADVANCED CANNABIS SOLUTIONS, INC.

YEAR END FINANCIAL STATEMENTS

DECEMBER 31, 2013

ADVANCED CANNABIS SOLUTIONS
(A DEVELOPMENT COMPANY)
Financial Statements

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS

Balance Sheets	F-2
Statement of operations	F-3
Statements of cash flows	F-4
Statements of changes in stockholders’ equity	F-5
Notes to financial statements	F-6 – F-14

Cutler & Co., LLC
12191 W. 64th Street, Suite 205 B
Arvada, CO  80004
Telephone (303) 968-3281
Fax (303)456-7488
www.cutlercpas.com

Board of Directors
Advanced Cannabis Solutions, Inc.
Colorado Springs, Colorado, 80907

We have audited the accompanying consolidated balance sheet of Advanced Cannabis Solutions, Inc. (a development stage company) as of December 31, 2013 and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the period from June 5, 2013 (Inception) to December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Cannabis Solutions, Inc. and its subsidiary companies as of December 31, 2013, and the results of their operations, changes in stockholders’ equity and cash flows for the period from June 5, 2013 (Inception) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Advanced Cannabis Solutions, Inc. and its subsidiary companies will continue as a going concern. As discussed in Note 3 to the financial statements the Company has suffered losses and negative cash flow from operations since Inception which raises substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arvada, Colorado	/s/ Cutler & Co., LLC
April 15, 2014	Cutler & Co., LLC

F-1

ADVANCED CANNABIS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

December 31, 2013
ASSETS
Current assets
Cash	$427,436
Prepaid expenses	2,244
Total current assets	429,680

Property and equipment, net	452,753

Total assets	$882,433

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$43,212
Convertible notes payable (net of debt discount) – current portion	2,930
Total current liabilities	46,142

Long term liabilities
Tenant deposits	1,250
Convertible notes payable (net of debt discount) less current portion	341,907
Total long term liabilities	343,157

Total liabilities	389,299

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, no par value: 5,000,000 share authorized
No shares issued and outstanding at December 31, 2013	-
Common stock, no par value; 100,000,000 share authorized;
15,137,200 shares issued and outstanding on December 31, 2013	1,204,096
Deficit accumulated during development stage	(710,962)
Total stockholders’ equity	493,134

Total liabilities & stockholders’ equity	$882,433

See Accompanying Notes to Financial Statements

F-2

ADVANCED CANNABIS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS

	From Inception (June 5, 2013) to December 31 2013	From Inception (June 5, 2013) to December 31, 2013
Revenues	$-	$-
Cost of goods sold	-	-
Gross Revenues	-	-

Operating expenses
General and administrative	53,265	53,265
Payroll	108,588	108,588
Professional fees	391,132	391,132
Office expense	8,269	8,269
Loss on expired option to acquire real estate	150,000	150,000
Total operating expenses	(711,254)	(711,254)
Net loss from continuing operations

Discontinued operations
Income from discontinued operations (including $0 gain on disposal)	1,957	1,957

Other income (expense)
Interest expense	(871)	(871)
Amortization of debt discount	(794)	(794)
Total other income (expense)	(1,665)	(1,665)

Net loss	$(710,962)	$(710,962)

Weighted average number of common shares outstanding – basic and fully diluted	14,026,127	14,026,127

Net loss per share – basic and fully diluted
From continuing operations	$(0.05)	$(0.05)
From discontinued operations	0.00 *	0.00 *
Net loss per share – basic and fully diluted	$(0.05)	$(0.05)

* Denotes less than $0.01 per share.

See Accompanying Notes to Financial Statements.

F-3

ADVANCED CANNABIS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	From Inception (June 5, 2013) to December 31, 2013	From Inception (June 5, 2013) to December 31, 2013
Cash flows from operating activities
Net loss	$(710,962)	$(710,962)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on expired option to acquire property	150,000	150,000
Issuance of stock for services	40,000	40,000
Amortization of debt discount	794	794
Changes in operating assets and liabilities
Accounts receivable and prepaid expenses	(2,244)	(2,244)
Accounts payable and accrued expenses	43,212	43,212
Net cash used in operating activities – continuing operations	(479,200)	(479,200)
Net cash used in operating activities – discontinued operation	(9,871)	(9,871)
Net cash used in operating activities	(488,192)	(488,192)

Cash flows from investing activities
Net cash used in the purchase of property	(282,753)	(282,753)
Option to acquire property	(150,000)	(150,000)
Net cash used in investing activities	(432,753)	(432,753)

Cash flows from financing activities
Purchase and cancellation of shares of common stock	(100,000)	(100,000)
Proceeds from issuance of common stock	985,400	985,400
Proceeds from loan payable	530,000	530,000
Debt acquisition costs paid	(66,140)	(66,140)
Net cash provided by financing activities	1,349,260	1,349,260

Net increase in cash	427,436	427,436

Cash at the beginning of the period	-	-

Cash at the end of the period	$427,436	$427,436

Supplemental disclosure of cash flow information:
Income taxes paid	$-	$-
Interest Paid	$-	$-

Supplementary disclosure of noncash financing activities
Net liabilities on transfer of subsidiary	$10,663	$10,663
Cancellation of shares of common stock	$100,000	$100,000
Issuance of common stock for services	$40,000	$40,000
Net assets transferred on disposal of mapping division	$452	$452
Purchase of property with mortgage	$170,000	$170,000

See Accompanying Notes to Financial Statements.

F-4

ADVANCED CANNABIS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM JUNE 5, 2013 (INCEPTION) TO DECEMBER 31, 2013

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Deficit Accumulated During Development Stage	Total Shareholders’ Equity
Balance, June 30, 2013	-	$-	-	$-	$-	$-
Common stock issued for cash at $0.0001 per share, June 30, 2013	-	-	12,400,000	$12,400	-	12,400
Common stock issued for cash at $1.00 per share, July 11 through August 8, 2013	-	-	707,000	$707,000	-	707,000
Recapitalization on August 14, 2013	-	-	9,724,200	$(10,663)	-	(10,663)
Purchase and cancellation of shares of common stock on August 14, 2013	-	-	(8,000,000)	$(100,000)	-	(100,000)
Common stock issued for cash at $1.00 per share, August 14 through September 19, 2013	-	-	266,000	$266,000	-	266,000
Common stock issued for services December 9, 2013	-	-	40,000	$40,000	-	40,000
Discount on convertible notes December 27,2013	-	-	-	$289,811	-	289,811
Loss on sale of mapping business to related party				(452)		(452)
Net loss for the year ended December 31, 2013	-	-	-	-	(710,962)	(710,962)

Balance, December 31, 2013	-	$-	15,137,200	$1,204,096	$(710,962)	$493,134

See Accompanying Notes to Financial Statements.

F-5

ADVANCED CANNABIS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (JUNE 5, 2013) TO DECEMBER 31, 2013

1. NATURE OF OPERATIONS, HISTORY AND PRESENTATION:

Nature of Operations

Promap Corporation (“Promap”, “the Company” “we” or “us”) was incorporated in the State of Colorado on November 12, 1987. Prior to December 31, 2013, the Company was an independent GIS and custom draft energy mapping company for the oil and gas industry in the United States and Canada.  The Company provided hard copy and digital format oil and gas production maps which cover various geologic basins in numerous areas including:  Denver Basin, Powder River Basin, Michigan Basin, Williston Basin, Arkoma Basin, Illinois Basin, Cincinnati Arch, Uintah - Piceance Basins and The Nevada Basin.  The Company also provided maps of the North American Coal Basin and Coal Bed Methane Activity and North American Devonian - Mississippian Shale Map with detailed pipeline locations.

On August 14, 2013, the Company acquired 94% of the issued and outstanding share capital of Advanced Cannabis Solutions (“ACS”) (“the Share Exchange Agreement”), a development-stage company, planning to provide real estate leasing services to the regulated cannabis industry throughout the United States. While the Company will continue to provide energy mapping services on an ongoing basis as a non-core activity, it is planned that the  combined companies will focus on ACS’ business plan as its core activity and operate under the name Advanced Cannabis Solutions, Inc.  The Company completed its official name change to Advanced Cannabis Solutions, Inc. on October 1, 2013.

The Share Exchange Agreement has been accounted for as a reverse acquisition and recapitalization using accounting principles applicable to reverse acquisition. Under reverse acquisition accounting, ACS, the legal acquiree, is treated as the accounting acquirer of the Company. Consequently, ACS’ financial results are disclosed for all periods presented, while the Company’s financial results have only been consolidated with those of the existing ACS business from August 14, 2013 onward. All outstanding shares have been restated to reflect the effect of the Agreement.

ACS was incorporated in the State of Colorado on June 5, 2013. As a development-stage company, ACS plans to provide real estate leasing services to the regulated cannabis industry throughout the United States by purchasing real estate assets and leasing growing space and related facilities to licensed marijuana growers and dispensary owners for their operations.  In addition, ACS plans to provide a variety of ancillary services to the industry, including the development of a proprietary line of grow mediums and plant nutrient lines, product tracking technology, and comprehensive consulting services to current and future cannabis entrepreneurs.

In the period from July through September, 2013, the Company raised $973,000 in capital by issuing 973,000 shares of common stock at $1.00 per share through a private placement.  These funds allowed us to rent offices, hire our executive team, and fund the initial operation of the Company.  In addition, we raised $530,000 in debt through the issuance of 12% convertible notes in December, 2013.  We also purchased our first commercial property on December 31, 2013, consisting of a 5,000 square foot facility located in Pueblo West, Colorado.  This property was leased on the same day to an established grower under an eight year lease averaging $9,588 per month.  The Company is currently in the process of negotiating several additional real estate purchases.

F-6

ACS will not grow, harvest, distribute or sell cannabis or any substances that violate United States law or the Controlled Substances Act, nor does it intend to do so in the future.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the results of 1) the parent company, Advanced Cannabis Solutions Corporation, formed in the state of Colorado on June 5, 2013, 2) Advanced Cannabis Solutions Corporation’s wholly owned subsidiary company, ACS Corp., formed in the state of Colorado on June 6, 2013, and 3) ACS Corp.’s wholly owned subsidiary company, ACS Colorado Corp., formed in the state of Colorado on October 21, 2013.  All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying financial statements have been prepared, under accounting principles generally accepted in the United States, assuming that the Company will continue as a going concern that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the ability of the Company to continue as a going concern on a longer-term basis will be dependent upon the ability to generate sufficient cash flow from operations to meet its obligations on a timely basis, the ability to successfully raise additional financing, and the ability to ultimately attain profitability.

Development Stage Company

The Company is a development stage company in accordance with Financial Accounting Standards Codification (“ASC”) 915 "Development Stage Entities".  Among  the  disclosures  required  as  a development  stage company are that the Company's financial  statements  are identified as those of a development  stage  company,  and that the  statements of operations, stockholders'  deficit and cash flows  disclose  activity  since the date of our Inception (June 5, 2013) as a development stage company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.  These deposits are insured up to $250,000 by the FDIC.  None of our bank accounts, as of December 31, 2013, exceeded this threshold and therefore were all covered by FDIC insurance.

Accounts receivable

The Company reviews accounts receivables periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.

Property and equipment

Property and equipment are recorded at cost and depreciated under accelerated or straight line methods over each item's estimated useful life.

We review our property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

F-7

Maintenance and repairs of property and equipment are charged to operations. Major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements.  Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs.  ASC 820 defines the hierarchy as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 – Pricing inputs are other than quoted prices in active markets, but are either directly or indirectly observable as of the reported date.  The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts, or priced with models using highly observable inputs.

Level 3 – Significant inputs to pricing that are unobservable as of the reporting date.  The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial instruments.

Our financial instruments consist of prepaid expenses, accounts payable and accrued liabilities and convertible notes payable and approximate their fair value because of the short-term maturities of these instruments or bear market rates of interest.

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Revenue recognition

The Company will recognize revenue in accordance with ASC. 605, “Revenue Recognition”. ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

F-8

Advertising costs

Advertising costs are expensed as incurred. No advertising costs were incurred during the period of inception through December 31, 2013.

Comprehensive Income (Loss)

Comprehensive income is defined as all changes in stockholders' equity (deficit), exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries and unrealized gains (losses) on available-for-sale securities. From our Inception there have been no differences between our comprehensive loss and net loss.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Business Segments

During 2013, the Company operated two reportable business segments – a petroleum mapping business and a real estate leasing business.  On December 31, 2013 the petroleum mapping business was transferred to an unaffiliated shareholder in return for the assumption of liabilities of the business.

Recently Issued Accounting Standards

We have reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial condition or the results of our operations.

3. GOING CONCERN

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has incurred a loss since Inception (June 5, 2013) resulting in an accumulated deficit of $710,962 as of December 31, 2013 and further losses are anticipated in the development of its business.  Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and, or, obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. There is no guarantee that the Company will be successful in achieving these objectives.

4. SHARE EXCHANGE AGREEMENT

On August 14, 2013, pursuant to a Share Exchange Agreement (the “The Share Exchange Agreement”), Promap Corporation (the “Company”) acquired approximately 94% of the outstanding common stock of Advanced Cannabis Solutions, Inc. (“ACS”) in exchange for 12,400,000 shares of the Company’s common stock.

F-9

In connection with the Share Exchange Agreement:

●
The Company purchased 8,000,000 shares of its outstanding common stock from a former officer of the Company for $100,000.  These shares were then cancelled and returned to the status of authorized but unissued shares;

●	Robert Frichtel was appointed as a director and the Principal Executive and Financial Officer of the Company;

●	Roberto Lopesino was appointed Vice President of the Company; and

●	Steven Tedesco and Robert Carrington, Jr., resigned as officers and directors of the Company.

As a result of the acquisition, ACS is the Company’s 94% owned subsidiary and the former shareholders of ACS own approximately 88% of the Company’s common stock.  The Company plans to acquire the remaining outstanding shares of ACS at a later date (see Note 8 Subsequent Events below).

The acquisition has been accounted for as a reverse acquisition and recapitalization using accounting principles applicable to reverse acquisition. Under reverse acquisition accounting, ACS, the legal acquiree, is treated as the accounting acquirer of the Company. Consequently, CSA financial results are disclosed for all periods presented, while the Company’s financial results have only been consolidated with those of the existing ACS business from August 14, 2013 onward. All outstanding shares have been restated to reflect the effect of the Agreement.

The following table summarizes the estimated fair values of the Company’s assets acquired and liabilities assumed by the existing ASC business as on August 14, 2013:

Cash	$1,790
Accounts receivable	8,370
Accounts payable	(20,823)
The fair value of the company’s net liabilities at the August 14, 2013 recapitalization	$(10,663)

5. DISCONTINUED OPERATIONS

Prior to December 31, 2013, the Company provided hard copy and digital format oil and gas production maps for the oil and gas industry. On December 31, 2013, the Company sold its oil and gas mapping business to its former Chief Executive Officer in consideration for his agreement to assume all liabilities associated with the mapping business. At the time of the transfer, the mapping business had assets of $2,729 and liabilities of $2,277. The Company recognized a loss on the transfer of $452 which was charged to equity.

The components of the discontinued operations are as follows:

June 5, 2013 (Inception) to December 31, 2013
Revenues	$455
Cost of services	183
Gross profit	272
Operating expenses
General administrative	(1,685)
Total operating expenses	(1,685)
Net income	$1,957

The credit to general administrative expenses arose due the write back of a provision for doubtful debts recorded in a prior period.

F-10

6. FIXED ASSETS

On December 31, 2013, the Company acquired a 5,000 square foot commercial building in Pueblo West for the purchase price of $452,753.  We did not book any depreciation expense for the asset in 2013.  In future years, the building will be depreciated using straight-line depreciation and an estimated useful life of 25 years.

7. CONVERTIBLE NOTES PAYABLE

12% Convertible notes

The Company issued $530,000 in convertible notes on December 27, 2013.  These notes have an interest rate of 12%, paid quarterly, and mature on October 31, 2018.  They are convertible at any time to shares of stock at $5.00 per share.  After November 1, 2015, the Company can force conversion of these notes if the trading stock price has exceeded $10 for 20 consecutive trading days.

The Company paid commission of $63,600 and incurred other debit issuance costs of $2,540. The Company also issued 10,600 warrants with an exercise price of $5.00 per share as further compensation to the broker dealer who raised this funding for us.

We valued the convertible feature of the 12% convertible notes and the warrants issued to the broker dealer using the Black Scholes valuation model, assuming an expected life of 4.8 years, an annual volatility factor of 127%, a risk free interest rate of 1.65%, and $0 dividends.  The debt discount on these convertible notes payable will be amortized over the life of the notes from December 27, 2013 through October 31, 2018 on a straight line basis that approximates the effective interest rate method.

8 ½% Convertible Note Payable

The Company executed a mortgage on their Pueblo West property in the amount of $170,000 at 8 ½% interest amortized over 15 years with a maturity date of December 31, 2018.  This note is convertible at any time at $5.00 per share.

We valued the convertible feature of the 8 ½% Convertible note payable using the Black Scholes valuation model, assuming an expected life of 4.8 years, an annual volatility factor of 104%, a risk free interest rate of 1.65%, and $0 dividends.  The debt discount on this convertible note payable will be amortized over the life of the note from January 1, 2014 through January 2019 on a straight line basis that approximates the effective interest rate method

The table below summarizes our Convertible Notes activity during the year ended December 31, 2013:

	Convertible Notes Payable	Debt Discount	Convertible Notes Payable, Net
June 5, 2013 (Inception)	$-	$-	$-
Proceeds from issuance of convertible debt
12% convertible notes issued December 27,2013	530,000	(278,853)	251,147
8% convertible notes issued December 31,2013	170,000	(77,104)	92,896
Amortization of debt discount	-	794	794
Total	700,000	(355,163)	344,837
Current portion of debt	(5,356)	2,426	(2,930)
Long term portion at December 31, 2013	$694,644	$(352,737)	$341,907

F-11

8. COMMITMENTS AND CONTINGENCIES:

Operating Leases and Long term Contracts

The Company rents office space for its corporate needs. The Company entered into a month-to-month lease agreement in July 2013 to lease 2,000 square feet for an annual rate of $12,000, paid monthly. We paid $6,000 for the lease of our corporate offices for the period ended December 31, 2013.

In addition, the Company has a second mortgage on its Pueblo property in the amount of $170,000, with an interest rate of 8 1/2%, a 15 year amortization, and a maturity date of December 31, 2018.

Legal

To the best of the Company’s knowledge and belief, no legal proceedings are currently pending or threatened.

9. STOCK HOLDERS’ EQUITY:

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock, with no par value.  No shares of preferred stock have been issued or are outstanding, and no rights, privileges or preferences have been determined and designated by the board of directors.

Common Stock

The Company is authorized to issue 100,000,000 shares of no-par value common stock.

On June 30, 2013, the Company issued 12,400,000 shares of common stock to its founders for cash consideration of $0.001 per share.

Between July 11, 2013 and August 8, 2013, the Company sold 707,000 shares of its common stock for cash consideration of $1.00 per share.  Each of these shares has a Series A warrant attached with an exercise price of $10.00.  The Company may force this exercise at any time, as the requirement for 10 days of consecutive trading at a price at or greater than $10 has already been met.  The Company’s common stock is currently trading in the grey market and quotation on the OTC Bulletin Board has not resumed.

On August 14, 2013, following the reverse merger of ACS with the Company, existing shareholders of the Company owned 9,724,200 shares of its common shares However, 8,000,000 of these shares were then immediately purchased by the Company for cash consideration of $100,000 and cancelled.

Between August 14, 2013 and September 19 2013, the Company sold a further 266,000 shares of its common stock for cash consideration of $1.00 per share.  Each of these shares has a Series A warrant attached with an exercise price of $10.00.  The Company may force this exercise at any time, as the requirement for 10 days of consecutive trading at a price at or greater than $10 has already been met.  The Company’s common stock is currently trading in the grey market and quotation on the OTC Bulletin Board has not resumed.

On December 9, 2014, the Company issued 40,000 shares of stock in return for professional services.

On December 27, 2014, the Company issued 10,600 warrants to the placement agent for our convertible note offering.  Each warrant entitles the agent to purchase a one share of our common stock at a price of$5 per share.  The derivative effect of this feature has been calculated and included in the table in Note 6, with a note discount of $21,271.

F-12

At December 31, 2013, the Company had 15,137,200 shares of its common stock issued and outstanding.

	Common Stock	Warrants
June 5, 2013 (Inception)	-	-
Issued for cash proceeds of $985,400	13,373,000	973,000
Issued as part of exchange agreement	9,724,200
Terminated as part of exchange agreement	(8,000,000)
Issued as compensation under a consulting agreement	40,000	-
Warrants issued to placement agent	-	10,600
December 31, 2013	15,137,200	983,600

The following table summarizes information about warrants outstanding December 31, 2013:

Exercise Price	Warrants Outstanding	Weighted Average Life of Outstanding Warrants In Months	Date of Expiration
$5.00	10,600	58	10/31/2018
$1.00	973,000	31	7/31/2016
$1.04	983,600	31.3

10. INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC 740 “Income Taxes”.  Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

Inception (June 5, 2013) to December 31, 2013
Deferred tax attributed:
Net operating loss carryover	$(241,727)
Less: change in valuation allowance	$(241,727)
Net deferred tax asset	$-

At December 31, 2013 the Company had an unused net operating loss carry-forward approximating ($710,962) that is available to offset future taxable income; the loss carry-forward will expire in 2033.

11. SUBSEQUENT EVENTS

On January 5, 2014, we acquired 1,750,000 shares of our common stock for no consideration and returned these shares to the status of authorized but unissued shares.

On January 21, 2014 we signed an agreement with Full Circle Capital Corporation, a closed-end investment company.  The agreement provides that Full Circle will initially provide $7.5 million to us in the form of Senior Secured Convertible Notes, subject to certain conditions.  We can borrow an additional $22.5 million with the mutual agreement of us and Full Circle.

F-13

At least 95% of the loan proceeds will be used to acquire properties which we will lease to licensed marijuana growers.

   Full Circle will provide us with the $7.5 million when:

●	Full Circle agrees on the location of property to be purchased;

●	The property’s appraised value is satisfactory to Full Circle;

●	A Phase I environmental inspection is completed to the satisfaction of Full Circle; and

●	We are able to provide a first priority lien on the property to Full Circle.

We can borrow an additional $22.5 million on terms acceptable to us and Full Circle.

The six-year loan will be secured by real estate acquired with the loan proceeds and will require interest-only payments at a rate of 12% per year.

The initial loan can, at any time, be converted into shares of our common stock at a conversion price of $5.00 per share.  It is contemplated that further advances will be convertible at 110% of the market price of our stock on the day of advance, or the ten-day volume-weighted average price prior to the day of advance, whichever is lower.

The funding of the loan is subject to the execution of additional documents between the parties.

Full Circle also purchased, for $500,000, warrants which allow Full Circle to purchase up to 1,000,000 shares of our common stock at any time on or prior to January 21, 2017 at a price of $5.50 per share.

On January 29, 2014, the Company sold $1,605,000 worth of 12% convertible notes, convertible at $5 per share.  These notes mature on October 31, 2018.  The note holder may convert at any time and the Company has the right to force conversion any time after December 31, 2015 provided the stock price trades above $10 per share for 20 consecutive trading days.

Except for our agreement with Full Circle, we do not have any commitments or arrangements from any person to provide us with any additional capital.  We may not be successful in raising the capital we will need.

On March 27, 2014 the SEC issued a trading halt order on the Company’s stock, and issued a statement that they were investigating affiliated shareholders that may have made illegal sales of stock.  The order was not directed at the management of the Company and is considered a private investigation.  The stock began trading on the grey market on April 10, 2014.  Quotation of the Company’s common stock on the OTC Bulletin Board has not resumed.

On April 4, 2014, the Company entered into a three year lease agreement to lease 3,000 square feet for an average annual rate of $24,000, paid monthly.

The Company has evaluated all subsequent events through the date these financial statements were issued. Other than those set out above, there have been no subsequent events after December 31, 2013.

F-14

ADVANCED CANNABIS SOLUTIONS, INC.

INTERIM FINANCIAL STATEMENTS
FOR THE PERIOD ENDED

MARCH 31, 2014
(UNAUDITED)

ADVANCED CANNABIS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS

Current Assets
Cash	$1,884,866	$427,436
Accounts receivable (net of allowance for doubtful accounts)	47,454	1,595
Prepaid expenses	7,953	649
Total current assets	1,940,273	429,680

Property and equipment, net	457,887	452,753
Other receivables	19,765	-
Other assets, deferred financing costs	115,000	-
Total Assets	$2,532,925	$882,433

LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$32,813	$42,341
Accrued interest expense, notes payable	-	871
Convertible notes payable– current portion	5,927	5,356
Total current liabilities	38,740	48,568

Long Term Liabilities
Convertible notes payable (net of debt discount)	402,595	339,481
Tenant deposits	1,250	1,250
Total long term liabilities	403,845	340,731

Total Liabilities	442,585	389,299
Commitments and Contingencies
Stockholders' Equity
Preferred stock, no par value; 5,000,000 share authorized; no shares issued and outstanding at March 31, 2014 and December 31, 2013	-	-
Common Stock, no par value; 100,000,000 shares authorized; 13,438,933 shares and 15,137,200 shares issued and outstanding on March 31, 2014 and December 31, 2013, respectively	3,375,165	1,204,096
Deficit accumulated during development stage	(1,284,825)	(710,962)
Total Stockholders' Equity	2,090,340	493,134

Total Liabilities & Stockholders' Equity	$2,532,925	$882,433

See Accompanying Notes to Condensed Consolidated Unaudited Financial Statements

ADVANCED CANNABIS SOLUTIONS. INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

		From Inception
	Three Months Ended	(June 5, 2013) to
	March 31, 2014	March 31, 2014
	(unaudited)	(unaudited)
Revenues
Tenant rentals	$28,765	$28,765
Consulting fees	20,000	20,000
Total revenues	48,765	48,765

Operating expenses:
General and administrative	54,476	107,741
Payroll and related	105,135	213,723
Professional fees	82,516	473,648
Office expense	7,689	15,958
Loss on expired option to acquire real estate	-	150,000
Depreciation	3,116	3,116
Total operating expenses	252,932	964,186

Operating income (loss) from continuing operations	(204,167)	(915,421)

Other income (expense):

Amortization of debt discount	(320,422)	(321,216)
Interest expense	(49,274)	(50,0145)
Total other income (expense)	(369,696)	(371,361)

Income (loss) from continuing operations	(573,863)	(1,286,782)

Income from discontinued operations	-	1,957

Net income (loss)	$(573,863)	$(1,284,825)

Net loss per share-basic and diluted	$(0.04)

Weighted average number of common shares outstanding –basic and fully diluted	13,484,422

See Accompanying Notes to Condensed Consolidated Unaudited Financial Statements

ADVANCED CANNABIS SOLUTIONS. INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2014	From Inception (June 5, 2013) to March 31, 2014
	(unaudited)	(unaudited)
Cash Flows Provided By (Used In) Operating Activities:
Net income (loss)	$(573,863)	$(1,284,825)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on expired option to acquire property	-	150,000
Depreciation	3,116	3,116
Amortization of debt discount	320,422	321,216
Issuance of stock to pay interest expense	3,669	3,669
Issuance of stock compensation	-	40,000
Changes in operating assets and liabilities
(Increase ) / decrease in accounts receivable	(45,859)	(48,103)
(Increase ) / decrease in other receivable	(19,765)	(19,765)
(Increase)/ decrease in prepaid	(7,304)	(7,304)
Increase / (decrease) in accounts payable and accrued expenses	(11,193)	32,019
Net cash provided by (used in) operating activities – continuing operations	(330,777)	(809,977)
Net cash provided by (used in) operating activities – discontinued operations	-	(9,871)
Net cash provided by (used in) operating activities:	(330,777)	(819,848)

Cash Flows Provided By (Used In) Investing Activities:
Purchase of property and equipment	(8,250)	(291,003)
Purchase of option to acquire real estate	-	(150,000)
Net cash provided by (used for) investing Activities	(8,250)	(441,003)

Cash Flows Provided By (Used In) Financing Activities:
Purchase and cancellation of shares of common stock	-	(100,000)
Sales of common stock for cash	-	985,400
Proceeds from sale of warrants	400,000	400,000
Principal repayment on convertible notes payable	(943)	(943)
Proceeds from issuance of convertible notes payable, net of cash expenses	1,412,400	1,876,260
Deferred financing costs	(15,000)	(15,000)
Net cash provided by (used for) financing Activities	1,796,457	3,145,717

Net Increase (Decrease) In Cash	1,457,430	1,884,866

Cash At The Beginning Of The Period	427,436	0

Cash At The End Of The Period	$1,884,866	$1,884,866

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid for interest	$46,476	$46,476
Cash paid for income tax	$0	$0

Continued -

ADVANCED CANNABIS SOLUTIONS. INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

Supplemental Disclosure on non-cash financing activities:
Net liabilities acquired on recapitalization	$-	$10,663
Cancellation of shares of stock	$-	$100,000
Issuance of common shares for services	$-	$40,000
Net assets transferred on disposal-mapping division	$-	$452
Purchase of property with mortgage	$-	$170,000
Convertible notes payable settled in stock	$255,000	$255,000
Interest on convertible notes payable settled in stock	$3,669	$3,669

See Accompanying Notes to Condensed Consolidated Unaudited Financial Statements.

ADVANCED CANABIS SOLUTIONS. INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM INCEPTION (JUNE 5, 2013) TO MARCH 31, 2014

	Common Stock
	Shares	Amount	Deficit Accumulated During Development Stage	Total Shareholders’ Equity

Balance, June 30, 2013 (audited)	-	$-	$-	$-
Common stock issued for cash at $0.0001 per share, June 30, 2013	12,400,000	12,400	-	12,400
Common stock issued for cash at $1.00 per share, July 11-August 8, 2013	707,000	707,000	-	707,000
Recapitalization on August 14, 2013	9,724,200	(10,663)	-	(10,663)
Purchase and cancellation of shares of common stock on August 14, 2013	(8,000,000)	(100,000)	-	(100,000)
Common stock issued for cash at $1.00 per share, August 14 through September 19, 2013	266,000	266,000	-	266,000
Common stock issued for services on December 9, 2013	40,000	40,000	-	40,000
Discount on convertible notes issued December 27, 2013	-	289,811	-	289,811
Loss on sale of mapping business to related party	-	(452)	-	(452)
Net loss for the year ended December 31, 2013	-	-	(710,962)	(710,962)
Balance, December 31 , 2013 (audited)	15,137,200	1,204,096	(710,962)	493,134

Re- acquired common shares on January 5, 2014	(1,750,000)	-	-	-
Warrants sold to Full Circle January, 2014 in financing transaction	-	500,000	-	500,000
Discount on convertible notes issued January 29, 2014	-	1,131,525	-	1,131,525
Warrants issued as commission for sale of convertible notes payable	-	280,875	-	280,875
Issuance of common shares in settlement of convertible notes payable of $255,000 and accrued interest of $3,669	51,733	258,669	-	258,669
Net loss for three months ended March 31, 2014	-	-	(573,863)	(573,863)
Balance March 31, 2014 (unaudited)	13,438,933	$3,375,165	$(1,284,825)	$2,090,340

See Accompanying Notes to Condensed Consolidated Unaudited Financial Statements.

ADVANCED CANNABIS SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONDOLIDATED UNAUDITED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2014 AND THE PERIOD FROM JUNE 5, 2013 (INCEPTION) TO MARCH 31, 2014

1.NATURE OF OPERATIONS, HISTORY AND PRESENTATION

Nature of Operations

Advanced Cannabis Solutions, Inc. (“ACS”) was incorporated in the State of Colorado on June 5, 2013 (“Inception”). ACS plans to provide real estate leasing services to the regulated cannabis industry throughout the United States by purchasing real estate assets and leasing growing space and related facilities to licensed marijuana growers and dispensary owners for their operations.  In addition, ACS plans to provide a variety of ancillary services to the industry, including the development of a proprietary line of grow mediums and plant nutrient lines, product tracking technology, and comprehensive consulting services to current and future cannabis entrepreneurs.

While ACS does not grow, harvest, distribute or sell cannabis or any substances that violate United States law or the Controlled Substances Act, nor does it intend to do so in the future, we may be irreparably harmed by a change in enforcement by the Federal or state governments.

Reverse merger

Promap Corporation (“Promap”, “the Company” “we” or”us”) was incorporated in the State of Colorado on November 12, 1987. The Company was an independent GIS and custom draft energy mapping company for the oil and gas industry in the United States and Canada.

On August 14, 2013, the Company acquired 94% of the issued and outstanding share capital of Advanced Cannabis Solutions, Inc. (“ACS”) (“the Share Exchange Agreement”), a development-stage company, planning to provide real estate leasing services to the regulated cannabis industry throughout the United States.  On November 9, 2013, we acquired the remaining 6% of the share capital of Advanced Cannabis Solutions, Inc.  It was planned that the ongoing Company operations would focus on ACS’ business plan as its core activity and operate under the name Advanced Cannabis Solutions, Inc. (“ACS”).  The Company completed its official name change to Advanced Cannabis Solutions, Inc. on October 1, 2013.  In December, 2013 the previous oil and gas mapping operations of Promap, as described above, were sold to the former Chief Executive Officer of Promap.

The Share Exchange Agreement has been accounted for as a reverse acquisition and recapitalization using accounting principles applicable to reverse acquisition. Under reverse acquisition accounting, ACS, the legal acquired entity, is treated as the accounting acquirer of the Company. Consequently, ACS’ financial results are disclosed for all periods presented, while the Company’s financial results have only been consolidated with those of the existing ACS business from August 14, 2013 onward. All outstanding shares have been restated to reflect the effect of the Agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the results of Advanced Cannabis Solutions, Inc. (“ACS’) and its two wholly owned subsidiary companies, ACS Colorado Corp. and Advanced Cannabis Solutions Corporation, from the dates of their incorporation and for Promap Corporation from August 14, 2013 onwards. All intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally  accepted  accounting  principles for interim  financial  information  and with the  instructions  to Form  10-Q and Article 8 of  Regulation  S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the audited consolidated financial statements and related footnotes included in the Company’s Annual Report on Form 10-K for the Inception to Date period ended December 31, 2013 (the “2013 Annual Report”), as amended, filed with the Commission on April 29, 2014. It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments), have been made which are necessary for a fair financial statements presentation. The financial statements include all adjustments (consisting of normal recurring accruals) necessary to make the financial statements not misleading as required by Regulation S-X, Rule 10-01. Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results of operations for the year ended December 31, 2014.

Development Stage Operations

The Company is a development stage company in accordance with Financial Accounting Standards Codification (“ASC”) 915 "Development Stage Entities".  Among  the  disclosures  required  as  a development  stage company are that our financial  statements  are identified as those of a development  stage  company,  and that the  statements of operations, changes in stockholders'  equity and cash flows  disclose  activity  since the date of our Inception (June 5, 2013) as a development stage company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the related notes at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents. All cash is maintained with major financial institutions in the United States.  Deposits may exceed the amount of insurance provided on such deposits.

Accounts Receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. Accounts receivable are primarily contract-based billings to tenants. No provision for doubt accounts had been made at March 31, 2014.

Other Receivables

The Company recognizes tenant rentals on a straight-line basis over the reasonably assured lease term. The Company's tenant rental agreements provide for scheduled monthly rentals to vary during the lease term. Tenant rentals that have been earned on straight line basis over the reasonably assured lease term but which have not been invoiced as yet under the terms of the tenant lease are recognized as other receivables. Tenant rental income that has been earned on a straight line basis but that will not be invoiced to tenants under the terms of the tenant rental agreement within twelve months of the balance sheet date have been classified in long term assets as other receivables.  Tenant rental income earned but not invoiced at March 31, 2014 totaled $19,765.

Property and Equipment

Property and equipment are recorded at cost and depreciated under straight line methods over each item's estimated useful life.

We review our property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

Maintenance and repairs of property and equipment are charged to operations as incurred. Major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations.

Other Assets – Deferred Financing Costs

Costs with respect to the issue of common stock, warrants, stock options or debt instruments by the Company are initially deferred and ultimately offset against the proceeds from such equity transactions or amortized as debt discount over the term of any debt funding if successful or expensed if the proposed equity or debt transaction is unsuccessful.

As of March 31, 2014 we had recognized $115,000 of deferred financing costs. On January 10, 2014 the Company paid $15,000 to Full Circle Capital Corporation as a deposit for deal related expenses related to future financing transactions. On January 21, 2014 as part of the $500,000 proceeds from the warrant being issued to Full Circle Capital Corporation, $100,000 was retained by Full Circle Capital Corporation out of the total consideration of $500,000 to cover legal and deal related expenses of future financing transactions.

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Common Stock Purchase Warrants

The Company accounts for common stock purchase warrants in accordance with ASC Topic 815, “Accounting for Derivative Instruments and Hedging Activities”.  As is consistent with its accounting for stock compensation and embedded derivative instruments, the Company’s cost for warrants is estimated at the grant date based on each warrant’s fair-value as calculated by the Black-Scholes option-pricing model value method for valuing the impact of the expense associated with these warrants.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms. Specifically, revenue from leasing operations is recognized based upon the payment terms within lease contracts, and collectability is reasonably assured.

The Company recognizes tenant rentals on a straight-line basis over the reasonably assured lease term. The Company's tenant rental agreements provide for scheduled rent scheduled monthly rentals to vary during the lease term. Tenant rentals that have been earned on straight line basis over the reasonably assured lease term but which have not been invoiced as yet under the terms of the tenant lease are recognized as other receivables. Tenant rental income that has been earned on a straight line basis but that will not be invoiced to tenants under the terms of the tenant rental agreement  within twelve months of the balance sheet date have been classified in long term assets as other receivables.

Advertising costs

Advertising costs are expensed as incurred. No advertising costs were incurred during the three month period ended March 31, 2014.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Comprehensive Income (Loss)

Comprehensive income is defined as all changes in stockholders' equity (deficit), exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries and unrealized gains (losses) on available-for-sale securities. From our Inception there have been no differences between our comprehensive loss and net loss.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding in accordance with FASB ASC 260, “Earnings Per Share.”  Dilutive earnings or loss per share is computed using the weighted average common shares and diluted potential common shares outstanding. Warrants and common stock issuable upon the conversion of the Company's convertible notes payable have not included in the computation as the effect would be anti-dilutive and would decrease the loss per share at the Company has incurred losses in all periods since Inception.

Fair Value Measurements

ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), provides a comprehensive framework for measuring fair value and expands disclosures which are required about fair value measurements.  Specifically, ASC 820 sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs.  ASC 820 defines the hierarchy as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 – Pricing inputs are other than quoted prices in active markets, but are either directly or indirectly observable as of the reported date.  The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts, or priced with models using highly observable inputs.

Level 3 – Significant inputs to pricing that are unobservable as of the reporting date.  The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights.
Our financial instruments consist of cash, accounts receivable, other receivables, prepaid expenses, deferred financing costs, accounts payables and accrued expenses, notes payable and tenant deposits. The carrying values of these financial instruments approximate their fair value due to their short maturities.

Business Segments

Following the sale of its oil and gas mapping operations effective December 31, 2013, during the quarter ended March 31, 2014, the Company operated one reportable business segment – its real estate leasing business.

Recently Issued Accounting Standards

We have reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial statements.

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the 2014 presentation. The reclassifications had no effect on net loss, total assets, or total stockholders’ equity.

3. GOING CONCERN

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The Company has incurred a loss since Inception (June 5, 2013) resulting in an accumulated deficit of $1,284,825 as of March 31, 2014 and further losses are anticipated in the development of its business.  Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and, or, obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. There is no guarantee that the Company will be successful in achieving these objectives.

4. SHARE EXCHANGE AGREEMENT

On August 14, 2013, pursuant to a Share Exchange Agreement (the “The Share Exchange Agreement”), Promap Corporation (the “Predecessor Company” or “Promap”) acquired approximately 94% of the outstanding common stock of Advanced Cannabis Solutions, Inc. (“ACS”) in exchange for 12,400,000 shares of the Company’s common stock.

In connection with the Share Exchange Agreement:

●
Promap purchased 8,000,000 shares of its outstanding common stock from a former officer of the Company for $100,000.  These shares were then cancelled and returned to the status of authorized but unissued shares;

●	Robert Frichtel was appointed as a director and the Principal Executive and Financial Officer of the Company;

●	Roberto Lopesino was appointed Vice President of the Company; and

●	Steven Tedesco and Robert Carrington, Jr., resigned as officers and directors of Pronap.

As a result of the acquisition, ACS is Promap’s 94% owned subsidiary and the former shareholders of ACS own approximately 88% of Promap’s common stock.  On November 9, 2013, Promap acquired the remaining 6% of the share capital of Advanced Cannabis Solutions, Inc.

The Agreement has been accounted for as a reverse acquisition and recapitalization using accounting principles applicable to reverse acquisition. Under reverse acquisition accounting, ACS, the legal acquired entity, is treated as the accounting acquirer of the Predecessor Company. Consequently, ACS’ financial results are disclosed for all periods presented, while the Company’s financial results have only been consolidated with those of the existing ACS business from August 14, 2013 onward. All outstanding shares have been restated to reflect the effect of the Agreement.

The following table summarizes the estimated fair values of Promap’s assets acquired and liabilities assumed by the existing ASC business as on August 14, 2013:

Cash	$1,790
Accounts receivable	8,370
Accounts payable	(20,823)
The fair value of Promap’s net liabilities at the August 14, 2013 recapitalization	$(10,663)

5. DISCONTINUED OPERATIONS

Prior to December 31, 2013, the Company provided hard copy and digital format oil and gas production maps for the oil and gas industry. On December 31, 2013, the Company sold its oil and gas mapping business to its former Chief Executive Officer in consideration for his agreement to assume all liabilities associated with the mapping business. At the time of the transfer, the mapping business had assets of $2,729 and liabilities of $2,277. The Company recognized a loss on the transfer of $452 which was charged to equity.

The components of the discontinued operations are as follows:

	June 5, 2013 (Inception) to December 31, 2013
Revenues		$455
Cost of services		183
Gross profit		272
Operating expenses (credits)	$
General administrative		(1,685)
Total operating expenses (credits)		(1,685)
Net income		1,957

The credit to general administrative expenses arose due the write back of a provision for doubtful debts recorded in a prior period.

6. ACCOUNTS RECEIVABLE

Accounts receivable consist of:

	March 31, 2014	December 31, 2013

Contract based rent amounts invoiced to tenant	$-	$-
Contract based costs re-billed to tenant for facility improvements	47,454	1,595
	$47,454	$1,595

7. PROPERTY AND EQUIPMENT

On December 31, 2013 the Company purchased a property in Pueblo County, Colorado for $450,000.  The property, which is located in a suburb of Pueblo, consists of approximately three acres of undeveloped land, a 5,000 square foot steel building, and a parking lot. The purchase price was allocated $12,340 for land and $437,660 for buildings and related equipment.

The purchase price was paid for cash of $280,000 and a promissory note in the principal of $170,000.  The note bears interest at 8.5% interest per annum and is payable in monthly installments, including principal and interest, in the amount of $1,674.  All unpaid principal and interest is due December 31, 2018.  The promissory note is convertible at any time on or before the maturity date at $5 per common share

The property is zoned for growing marijuana and is leased to a licensed medical marijuana grower through December 31, 2022 on a triple net lease basis. The Company has agreed with the tenant to begin construction of a light deprivation greenhouse on the property at a cost not to exceed $400,000, with construction scheduled to begin in the second quarter of 2014.

The Company incurred $8,250 in leasehold improvements on the property during the three months ended March 31, 12014.

Depreciation on the Pueblo building facility began effective January 1, 2014.  Depreciation is calculated on a straight line basis over 30 years.  The depreciation expense of the three months ended March 31, 2014 was $3,116.

The following table summarizes Property and Equipment and Related Accumulated Depreciation :

	March 31, 2014	December 31, 2013
	(unaudited)	(audited)

Land	$12,340	$12,340
Buildings and Equipment	448,663	440,413
	461,003	452,753
Less: Accumulated Depreciation	(3,116)	-
Property and Equipment, net	$457,887	$452,753

8. OTHER RECIVABLES

The Company recognizes tenant rentals on a straight-line basis over the reasonably assured lease term. The Company's tenant rental agreements provide for scheduled rent increases during the lease term. Tenant rentals that have been earned on straight line basis over the reasonably assured lease term but which have not been invoiced as yet under the terms of the tenant lease are recognized as other receivables. Tenant rental income that has been earned on a straight line basis but that will not be invoiced to tenants under the terms of the tenant rental agreement  within twelve months of the balance sheet date have been classified in long term assets as other receivables.  Tenant rental income earned but not invoiced at March 31, 2014 totaled $19,765.

9. OTHER ASSETS – DEFERRED FINANCING COSTS

As of March 31, 2014 we had recognized $115,000 of deferred financing costs. On January 10, 2014 the Company paid $15,000 to Full Circle Capital Corporation as a deposit for deal related expenses related to future financing transactions. On January 21, 2014 as part of the $500,000 proceeds from the warrant being issued to Full Circle Capital Corporation, $100,000 was retained by Full Circle Capital Corporation out of the total consideration of $500,000 to cover legal and deal related expenses of future financing transactions.

10. CONVERTIBLE NOTES PAYABLE

12% Convertible notes

December 2013 Issuance

The Company issued $530,000 in convertible notes on December 27, 2013.  These notes have an interest rate of 12%, payable quarterly, and mature on October 31, 2018.  They are convertible at any time on or before the maturity date at $5 per common share.  After November 1, 2015, the Company can force conversion of these notes if the trading stock price has exceeded $10 for 20 consecutive trading days. The loan issuance costs and the value of the convertible feature totaling $278,853 will be amortized over the life of the notes from December 27, 2013 through October 31, 2018 on a straight line basis that approximates the effective interest method.

January 2014 Issuance

On January 29, 2014, the Company issued a further $1,605,000 in convertible notes to a group of accredited investors.  These notes have an interest rate of 12%, paid quarterly, and mature on October 31, 2018. They are convertible at any time on or before the maturity date at $5 per common share.  The Company can force conversion of these notes if the trading stock price has exceeded $10 per share for 20 consecutive trading days. The Company paid cash commission of $160,500 and other debt issuance costs of $32,100 to the registered broker dealer who placed the issue. The Company further issued 32,100 warrants to the broker dealer as additional compensation with an exercise of $5 and an intrinsic value of $280,875. The intrinsic value of the convertible feature was $2,808,750, but the total debt discount on the issuance is limited to $1,605,000, the principal balance of the convertible notes issued. The loan issuance costs and the value of the convertible feature, limited to a total of $1,605,000, will be amortized over the life of the notes from January 29, 2014 through October 31, 2018 on a straight line basis that approximates the effective interest method.

Conversion of Notes Payable

On March 31, 2014, four note holders converted their loan notes with principal balances totaling $255,000 and accrued interest of $3,669 into 51,733 shares of the Company’s common stock at a conversion price of $5 per share. The unamortized debt discount relating these convertible notes payable was amortized in full at the date of the conversion.

8 1/2% Convertible Note Payable

The Company executed a mortgage on their Pueblo West property in the amount of $170,000 at 8 1/2% on December 31, 2013, amortizable over 15 years with a maturity date of December 31, 2018.  The note is convertible at any time on or before the maturity date at $5 per common share. The value of the convertible feature, calculated at $77,104, was recognized as a debt discount and will be amortized over the life of the note from December 31, 2013 through December 31, 2018 on a straight line basis that approximates the effective interest method.

During the three months ended March 31, 2014 we repaid principal balances of $943 in respect of this convertible note.

Convertible notes payable:

	Principal		Debt	Accrued
	Balance		Discount	Interest	Total
Balance at December 31, 2013	$700,000		$(355,163)	$871	$345,708

Issued in the period	1,605,000		(1,605,000)	-	-

Converted into shares of common stock	(255,000		-	(3,669)	(258,669)

Amortization of debt discount	-		320,422	-	340,422

Payment of loan principal	(943)		-	-	(943)

Interest accrued during period	-		-	49,274	49,274

Interest paid during period	-		-	(46,476)	(46,476)

Balance at March 31, 2014	2,049,057		(1,640,535)	-	408,522

Less: Current portion	(5,927	)(1)	-	-	(5,927)
Long-term debt	$2,043,130		$(1,640,535)	$-	$402,595

(1)	The current portion represents the principal balance payable on the 81/2% convertible note payable in the twelve months following the balance sheet date.

11. COMMITMENTS AND CONTINGENCIES:

Long term financing commitment

On January 21, 2014, we signed an agreement with Full Circle Capital Corporation (“Full Circle”), a closed-end investment company. The agreement provides that Full Circle will initially provide $7.5 million to us in the form of Senior Secured Convertible Notes, subject to certain named conditions.  We can borrow an additional $22.5 million with the mutual agreement of Full Circle and ourselves.

At least 95% of any loan proceeds will be used to acquire properties which we will lease to licensed marijuana growers.

Full Circle will provide us with the initial $7.5 million when:

●	Full Circle agrees on the location of property to be purchased;

●	The specified property’s appraised value is satisfactory to Full Circle;

●	A Phase I environmental inspection is completed to the satisfaction of Full Circle; and

●	We are able to provide a first priority lien on the property in favor of Full Circle.

We can borrow an additional $22.5 million on terms acceptable to Full Circle and ourselves.

The six-year loan(s) will be secured by real estate acquired with the loan proceeds and will require interest-only payments at a rate of 12% a year, payable monthly.

The initial loan can, at any time, be converted into shares of our common stock at a conversion price of $5 per common share.  It is contemplated that further advances will be convertible at 110% of the market price of our stock on the day of any advance, or the ten-day volume-weighted average price prior to the day of advance, whichever is lower.

The funding of the loan(s) is subject to the execution of additional documents between the parties.

Full Circle also purchased, for $500,000, warrants which allow Full Circle to purchase up to 1,000,000 shares of our common stock at any time on or prior to January 21, 2017 at a price of $5.50 per share. Of the $500,000 proceeds from the warrant being issued to Full Circle Capital Corporation, $100,000 was retained by Full Circle Capital Corporation to cover legal and deal related expenses of future financing transactions.

Operating Leases

The Company rents office space for its corporate needs. The Company entered into a month-to-month lease agreement in July 2013 to lease 2,000 square feet for an annual rate of $12,000, paid monthly. This lease was terminated effective April 1, 2014.  The Company entered into a new three-year lease agreement effective April 4, 2014 for its corporate offices.  The facility leased is 3,000 square feet with total payments due of $82,600 through March 31, 2017.

We paid $3,000 for the lease of our corporate offices for the quarter ended March 31, 2014.

Leasehold Improvements

We also agreed with the tenant of the property we purchased in Pueblo County, Colorado on December 31, 2013 to begin construction of an 8,000 sq. ft. light deprivation greenhouse on the property at a cost not to exceed $400,000.  Construction is to begin no later than June 25, 2014.  Depending on the availability of capital, we may construct up to five additional greenhouses on this property.

Legal

To the best of the Company’s knowledge and belief, no legal proceedings are currently pending or threatened.

12. STOCKHOLDERS’ EQUITY:

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock, with no par value.  No shares of preferred stock have been issued or are outstanding, and no rights, privileges or preferences have been determined and designated by the board of directors.

Common Stock

The Company is authorized to issue 100,000,000 shares of no-par value common stock.

On June 30, 2013, the Company issued 12,400,000 shares of common stock to its founders for cash consideration of $0.001 per share.

Between July 11, 2013 and August 8, 2013, the Company issued 707,000 shares of its common stock and 707,000 Series A Warrants for cash consideration of $1.00 per share. Each Series A warrants entitles the holder to purchase one share of our common stock at a price of $10.00 per share.  The Series A Warrants expire on the earlier of August 1, 2016, or twenty days following written notification from us that our common stock had a closing bid price at or above $12.00 for any ten consecutive trading days. This condition has been met as of April 30, 2014; however, the Company has chosen not to force this conversion feature at this time.  As of the date hereof, the Company’s common stock was trading in the grey market and quotation on the OTC Bulletin Board has not resumed.

On August 14, 2013, following the reverse merger of ACS with the Company, existing shareholders of the Company owned 9,724,200 shares of its common shares However, 8,000,000 of these shares were then immediately purchased by the Company for cash consideration of $100,000 and cancelled.

Between August 14, 2013 and September 19 2013, the Company issued a further 266,000 shares and 266,000 Series A Warrants of its common stock for cash consideration of $1.00 per share. The Series A Warrants expire on the earlier of August 1, 2016, or twenty days following written notification from us that our common stock had a closing bid price at or above $12.00 for any ten consecutive trading days. This condition has been met as of April 30, 2014; however, the Company has chosen not to force this conversion feature at this time.  As of the date hereof, the Company’s common stock was trading in the grey market and quotation on the OTC Bulletin Board has not resumed.

On December 9, 2013 the Company issued 40,000 shares of stock in return for professional services.

On January 5, 2014 the Company re-acquired 1,750,000 shares of its common stock for no consideration from existing common stockholders.  The re-acquired shares were returned to our authorized but unissued share account. The $1,750 gain on the return of these shares of common stock has been charged to shareholders’ equity.

On March 31, 2014, four note holders converted their loan notes with principal balances totaling $255,000 and accrued interest of $3,669 into 51,733 shares of the Company’s common stock at a conversion price of $5 per share.
At March 31, 2014, the Company had 13,438,933 shares of its common stock issued and outstanding.

Warrants

Series A warrants

Between July 11, 2013 and August 8, 2013, the Company issued 707,000 shares of its common stock and 707,000 Series A Warrants for cash consideration of $1.00 per share. Each Series A warrants entitles the holder to purchase one share of our common stock at a price of $10.00 per share.  The Series A Warrants expire on the earlier of August 1, 2016, or twenty days following written notification from us that our common stock had a closing bid price at or above $12.00 for any ten consecutive trading days. This condition has been met as of April 30, 2014; however, the Company has chosen not to force this conversion feature at this time.  As of  the date hereof, the Company’s common stock was trading in the grey market and quotation on the OTC Bulletin Board has not resumed.

Between August 14, 2013 and September 19 2013, the Company issued a further 266,000 shares and 266,000 Series A Warrants of its common stock for cash consideration of $1.00 per share. The Series A Warrants expire on the earlier of August 1, 2016, or twenty days following written notification from us that our common stock had a closing bid price at or above $12.00 for any ten consecutive trading days. This condition has been met as of April 30, 2014; however, the Company has chosen not to force this conversion feature at this time.  As of the date hereof, the Company’s common stock was trading in the grey market and quotation on the OTC Bulletin Board has not resumed.

As at March 31, 2014, there were 973,000 Series A warrants issued and outstanding.

Series B Warrants

On December 27, 2013, the Company issued 53 series B warrants, convertible to 10,600 shares of our common stock, to a broker dealer as compensation for placement of convertible notes payable totaling $530,000.  Each Series B warrant allows holder to purchase 200 shares of our common stock at an exercise price of $5.00 per share at any time on or before October 31, 2018.  The value of these warrants, calculated as $21,271, has been recognized as part of the debt discount related to this note issuance and will be amortized over the life of the notes from December 27, 2013 through October 31, 2018 on a straight line basis that approximates the effective interest method.

On January 29, 2014, the Company issued 106.5 series B warrants, convertible to 32,100 shares of our common stock, to a broker dealer as compensation for placement of convertible notes payable totaling $1,605,000.  Each Series B warrant allows holder to purchase 200 shares of our common stock at an exercise price of $5.00 per share at any time on or before October 31, 2018.  The intrinsic value of these warrants, calculated as $280,875, has been recognized as part of the debt discount related to this note issuance and will be amortized over the life of the notes from January 29, 2014through October 31, 2018 on a straight line basis that approximates the effective interest method.  As at March 31, 2014, there were 213.5 Series B warrants issued and outstanding in respect of 42,700 shares of our common stock.

Series C Warrants

On January 21, 2014, Full Circle Capital Corporation purchased, for $500,000, warrants which allow Full Circle to purchase up to 1,000,000 shares of our common stock at any time on or prior to January 21, 2017 at a price of $5.50 per share. As part of the $500,000 proceeds from the warrant being issued to Full Circle Capital Corporation, $100,000 was retained by Full Circle Capital Corporation to cover legal and deal related expenses of future financing transactions.

As at March 31, 2014, there were 1,000,000 Series C warrants issued and outstanding.

The following table summarizes information about warrants outstanding March 31, 2014:

	Exercise Price	Warrants Outstanding	Weighted Average Life of Outstanding Warrants in Months	Date of Expiration
Series A Warrants	$10.00	973,000	28	7/31/2016
Series B Warrants	5.00	42,700	56	10/31/2018
Series C Warrants	5.50	1,000,000	34	1/21/2017
	$7.77	2,015,700	32

Summary of Shares of Common Stock and Warrants Issued and Outstanding

	Common Stock	Warrants
Balance at June 5, 2013 (Inception)	-	-
Issued for cash proceeds of $985,400 – Series A warrants	13,373,000	973,000
Issued as part of share exchange agreement	9,724,200	-
Terminated as part of share exchange agreement	(8,000,000)	-
Issued as compensation under a consulting agreement	40,000	-
Warrants issued to placement agent – Series B Warrants	-	10,600
Balance at December 31, 2013	15,137,200	983,600
Re-acquired shares of common stock	(1,750,000)	-
Warrants issued to Full Circle for $500,000 consideration – Series C Warrants	-	1,000,000
Warrants issued to placement agent – Series B Warrants	-	32,100
Issued in settlement of $255,000 convertible notes payable and accrued interest of $3,669	51,733	-
Balance at March 31, 2014	13,438,933	2,015,700

13. INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC 740 “Income Taxes”.  Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. If there were any unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

No provision was made for income taxes for the period March 31, 2014.  The Company, from the date of inception, has incurred net operating losses for tax purposes of approximately $1,284,825. The net operating loss carry-forward may be used to reduce taxable income through the year 2033.

There was no significant difference between reportable income tax and statutory income tax.  A 100% valuation allowance has been established against the deferred tax asset, as the utilization of the loss carry-forwards cannot be reasonably assured.  A reconciliation between the income taxes computed in the United States is as follows:

March 31,
2014

Deferred tax asset	$436,841
Valuation allowance	(436,841)
$-

US federal income tax rate	34.00%
Valuation allowance	(34.00)%
Provision for income tax	0.00%

14. RELATED PARTY TRANSACTIONS

On June 30, 2013 ACS sold 1,000,000 shares of its common stock to Robert Frichtel and 1,150,000 shares of its common stock to Roberto Lopesino at a price of $0.001 per share.  On June 30, 2013 ACS also sold 10,250,000 shares of its common stock to an unaffiliated group of private investors at a price of $0.001 per share.  On August 14, 2013, the shareholders of ACS exchanged 12,400,000 shares of their ACS for 12,400,000 shares of our common stock.

Subsequently, one unaffiliated person which received 2,000,000 shares in August 2013 transferred 100,000 shares to Christopher Taylor and 150,000 to another non-affiliated shareholder.  The remaining 1,750,000 shares held by this person were returned to treasury and cancelled on January 14, 2014.

During the period from June 5, 2013 to December 31, 2013, sales of $8,362 were made to Admiral Bay Resources and Running Foxes Petroleum, Inc., companies controlled by Steven Tedesco, our Chief Executive Officer at that time.  During the period from June 5, 2013 to December 31, 2013, we paid employees of Atoka Colabs, LLC, $762 for producing the maps we sold.  Atoka is also controlled by Mr. Tedesco. Both the revenue and employee expenses are classified as discontinued operations in the Statement of Operations.

15. SUBSEQUENT EVENTS

On April, 10, 2014 trading in the Company’s commons stock resumed in the grey market, following the suspension of trading on March 27, 2014 by the SEC.  As of the date hereof, quotation of the Company’s common stock on the OTC Bulletin Board has not resumed.

On April 21, 2014 the Company entered into a lease agreement as a tenant with a third party landlord to lease warehouse space for general corporate purposes for a period effective April 21, 2014 through April 30, 2017.  The total payments called for during the lease period are $38,965 for rent payments.  The lease is considered a “gross lease” and payments include estimated charges for property taxes, property insurance, and common area maintenance.  The Company will be responsible for utilities under the terms of the agreement.

On May 15, 2014 the Company filed a form 10Q in respect of the three months ended March 31, 2014.On May 20, 2014 the Company filed a form 8k disclosing that the form 10Q filed in in respect of the three months ended March 31, 2014 had been filed without the consent of its independent public accountant who had not completed their review of the interim consolidated financial statements included in the quarterly report on Form 10-Q using professional standards and procedures conducted for such reviews, as established by generally accepted auditing standards.

In accordance with ASC 855, Subsequent Events, the Company has evaluated events that occurred subsequent to the balance sheet date through June 6, 2014, the date of available issuance of these unaudited financial statements. The Company determined that other than as disclosed above, there were no material reportable subsequent events to be disclosed.

PART II
Information Not Required in Prospectus
Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered.

SEC Filing Fee	$5,499
Blue Sky Fees and Expenses	1,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	10,000
Miscellaneous	3,501
TOTAL	$70,000

All expenses other than the SEC filing fee are estimated.

Item 14.   Indemnification of Officers and Directors

Our Articles of Incorporation provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

Item 15.   Recent Sales of Unregistered Securities.

On August 14, 2013, we acquired 12,400,000 shares of Advanced Cannabis Solutions, Inc., (“ACS”) a private Colorado corporation, in exchange for 12,400,000 shares of our common stock.  The 12,400,000 shares were owned by 18 persons, ten of whom were accredited investors.

On November 19, 2013 we acquired the remaining 973,000 outstanding shares of ACS in exchange for the issuance of 973,000 shares of our common stock to the former shareholders of ACS.  In connection with the transaction, we issued 973,000 Series A warrants to the former ACS shareholders in exchange for a like number of warrants held by the former ACS shareholders.  The Series A warrants we issued have the same terms as the warrants exchanged by the former ACS shareholders.  The 973,000 shares were owned by 59 persons, all of whom were accredited investors.

We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 with respect to the sale and issuance of the shares and warrants described above.  The purchasers of these securities were sophisticated investors who were provided full information regarding our business and operations.  There was no general solicitation in connection with the offer or sale of these securities.  The purchasers acquired the securities for their own accounts.  The securities cannot be sold unless pursuant to an effective registration statement or an exemption from registration.

During December 2013 and January 2014 we sold convertible promissory notes in the principal amount of $2,135,000 to 34 accredited investors.  The notes bear interest at 12% per year, payable quarterly, mature on October 31, 2018 and are convertible into shares of our common stock, initially at a conversion price of $5.00 per share.

The convertible notes were not registered under the Securities Act of 1933 and are restricted securities.  We relied upon the exemption provided by Rule 506 of the Securities and Exchange Commission in connection with the sale of these securities. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company’s business and operations. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired the convertible notes acquired them for their own accounts. The convertible notes cannot be sold except pursuant to an effective registration statement or an exemption from registration.  We paid a commission of $213,500 and a non-accountable expense allowance of $32,100 to the placement agents for this offering.  We paid a commission of $213,500 and a non-accountable expense allowance of $32,100 to the placement agent for the convertible note offering described above.

The placement agent for our convertible note offering also received 213.5 Series B warrants.  Each Series B warrant allows the holder to purchase 200 shares of our common stock at a price of $5.00 per share.  The Series B warrants expire on October 31, 2018.

On January 21, 2014 we signed an agreement with Full Circle Capital Corporation.  The agreement provides that Full Circle will initially provide $7.5 million to us in the form of Senior Secured Convertible Notes, subject to certain conditions.  Full Circle also purchased, for $500,000, Series C warrants which allow Full Circle to purchase up to 1,000,000 shares of our common stock at any time on or prior to January 21, 2017 at a price of $5.50 per share.

The Series B and Series C warrants were not registered under the Securities Act of 1933 and are restricted securities.  We relied upon the exemption provided by Rule 506 of the Securities and Exchange Commission in connection with the sale of these warrants. The persons who acquired these warrants were sophisticated investors and were provided full information regarding our business and operations. There was no general solicitation in connection with the offer or sale of the warrants. The persons who acquired the warrants acquired them for their own accounts. The warrants cannot be sold except pursuant to an effective registration statement or an exemption from registration.

On March 31, 2014, four persons who purchased convertible notes in the principal amount of $255,000 converted their notes, plus accrued interest of $3,669, into 51,733 shares of our common stock.  We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 with respect to issuance of the shares described above.  The purchasers of these securities were sophisticated investors who were provided full information regarding our business and operations.  There was no general solicitation in connection with the offer or sale of these securities. The purchasers acquired the securities for their own accounts.  The securities cannot be sold unless pursuant to an effective registration statement or an exemption from registration.

Item 16.                 Exhibits

The following Exhibits are filed with this Registration Statement:

Exhibit Number	Exhibit Name
2	Articles of Merger (Acquisition of shares in Advanced Cannabis Solutions) (1)
3.1	Articles of Incorporation (1)
3.2	Articles of Amendment (1)
3.3	Amended and Restated Articles of Incorporation (1)
3.4	Bylaws (1)
3.5	Articles of Amendment (name change) (4)
5	Opinion of Sichenzia Ross Friedman Ference, LLP(*)
10	Share Exchange Agreement (2)
10.1	Securities Purchase Agreement (3)
10.2	Warrant (Series C) (3)
10.3	Registration Rights Agreement (3)
10.4	Form of Convertible Note (3)
10.5	Form of Guarantee (3)
10.6	Form of Security Agreement (3)
10.7	Agreement Regarding Sale of Oil and Gas Mapping Business (4)
10.8	Note and Deed of Trust (Pueblo County, Colorado purchase) (4)
10.9	Form of Convertible Note (4)
10.1	Form of Series A Warrant (4)
10.11	Form of Series B Warrant (to be filed by amendment)
10.12	Lease Agreement (Pueblo Property) (4)
23.1	Consent of Attorneys*
23.2	Consent of Accountants*

(1)  Incorporated by reference to the same exhibit file with our registration statement on Form S-1, File No. 333-163342.

(2)  Incorporated by reference to the same exhibit filed with our 8-K report dated August 14, 2013.

(3)  Incorporated by reference to the same exhibit filed with our 8-K/A report dated January 21, 2014.

(4)  Filed with initial Registration Statement.

(*)     Filed herein.

Item 17.                  Undertakings

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section l0 (a)(3) of the Securities Act:

( ii)         To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)         If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)         If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Colorado Springs, Colorado on July 24th, 2014.

ADVANCED CANNABIS SOLUTIONS, INC.

By:	/s/ Robert L. Frichtel
Robert L. Frichtel, Chief Executive Officer

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert L. Frichtel	Principal Executive Officer, and a Director	July 24, 2014
Robert L. Frichtel

/s/ Christopher Taylor	Principal Financial and Accounting Officer	July 24, 2014
Christopher Taylor

ADVANCED CANNABIS SOLUTIONS, INC.

FORM S-1

EXHIBITS